As filed with the Securities and Exchange Commission on August 31, 2000
                                                      Registration No. 333-39030

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                   TO FORM S-4
                                       ON
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                   65-0723837
         (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                   Identification No.)

               116 Huntington Avenue, Boston, Massachusetts 02116
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEVEN B. DODGE
                           American Tower Corporation
                              116 Huntington Avenue
                           Boston, Massachusetts 02116
                                 (617) 375-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             NORMAN A. BIKALES, ESQ.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                 --------------

THE PROSPECTUS CONTAINED HEREIN IS A COMBINED PROSPECTUS PURSUANT TO RULE 429(A) OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WHICH RELATES TO (I) $300 MILLION AGGREGATE ORIGINAL PRINCIPAL AMOUNT OF THE COMPANY'S 6.25% CONVERTIBLE NOTES DUE 2009 AND THE 12,295,081 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION THEREOF INCLUDED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-89345), (II) $425.5 MILLION AGGREGATE ORIGINAL

PRINCIPAL  AMOUNT  OF THE  COMPANY'S  2.25%  CONVERTIBLE  NOTES DUE 2009 AND THE
12,502,609 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION THEREOF INCLUDED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-89345), AND (III) $450 MILLION AGGREGATE ORIGINAL PRINCIPAL AMOUNT OF THE COMPANY'S 5.0% CONVERTIBLE NOTES DUE 2010 AND THE 8,737,864 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION THEREOF INCLUDED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-35412).
                              --------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2000

                                   PROSPECTUS

                                     [LOGO]

     $212,742,000                 $352,396,000                 $450,000,000               2,000,000 Shares
6.25% Convertible Notes      2.25% Convertible Notes      5.00% Convertible Notes       Class A Common Stock
       Due 2009                     Due 2009                     Due 2010                  $.01 par value

     This prospectus relates to:

     o    $212,742,000 principal amount of 6.25% convertible notes due 2009,

     o $352,396,000 principal amount at maturity of 2.25% convertible notes due 2009,

     o    $450,000,000 principal amount of 5.00% convertible notes due 2010,

     o the 27,811,365 shares of Class A common stock currently issuable upon conversion of the notes, and

     o up to 2,000,000 shares of Class A common stock that may be issued to certain note holders to induce them to convert their notes.

         The notes and the Class A common stock are offered for resale by their holders. The notes were initially acquired from us in October 1999 and February 2000 in connection with two private offerings by groups of investment banking firms who resold the notes pursuant to Rule 144A.

         You may convert the 6.25% notes at any time prior to maturity into shares of our Class A common stock at a conversion price of $24.40 per share of Class A common stock. This means that we will deliver 40.9836 shares of Class A common stock for each $1,000 principal amount of the 6.25% notes you convert. We will pay interest on the 6.25% notes on April 15 and October 15 of each year, commencing on April 15, 2000.

         You may convert the 2.25% notes at any time prior to maturity into shares of our Class A common stock at a conversion price of $24.00 per share of Class A common stock, based on the issue price of 70.52% of the principal amount at maturity. This means that we will deliver 29.3833 shares of Class A common stock for each $1,000 principal amount at maturity of the 2.25% notes you convert. We will pay interest on the 2.25% notes on April 15 and October 15 of each year, commencing on April 15, 2000.

         You may convert the 5.00% notes at any time prior to maturity into shares of our Class A common stock at a conversion price of $51.50 per share of Class A common stock. This means that we will deliver 19.4175 shares of Class A common stock for each $1,000 principal amount of the 5.00% notes you convert. We will pay interest on the 5.00% notes on February 15 and August 15 of each year, commencing on August 15, 2000.

         We may redeem the 6.25% notes on or after October 22, 2002. You may require us to repurchase the 6.25% notes at a price of $1,000 each on October 22, 2006. We may redeem the 2.25% notes on or after October 22, 2003. You may require us to repurchase the 2.25% notes at a price of $802.93 each on October 22, 2003. We may redeem the 5.00% notes on or after February 20, 2003. You may require us to repurchase the 5.00% notes at a price of $1,000 each on February 20, 2007. In the case of a repurchase of notes, we have the right to issue shares of our Class A common stock, rather than to pay cash. In addition, you may require us to repurchase the notes of each series upon a change in control. There is no sinking fund for any of the notes.

         Our Class A common stock is listed on the New York Stock Exchange under the symbol "AMT." The last reported sale price of the Class A common stock on the New York Stock Exchange on August 30, 2000 was $38.3125 per share.

         Investing in the notes involves risks. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is     , 2000.

                                                  TABLE OF CONTENTS

Summary..........................................1     Selling Securityholders...................................25
Risk Factors.....................................6     Certain Federal Income Tax Consequences...................31
Ratio of Earnings to Fixed Charges...............9     Plan of Distribution......................................40
Use of Proceeds..................................9     Legal Matters.............................................42
Certain Exchange Transactions...................10     Experts...................................................42
Description of the Notes........................10     About This Prospectus.....................................42
Description of Certain Indebtedness.............20     Where You Can Find More Information.......................42
Description of Capital Stock....................22     Cautionary Note Regarding Forward-Looking Statements......43


                    ---------------------------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. You may use this prospectus only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                                     SUMMARY

         This summary highlights selected information about us. You should read this entire prospectus carefully, including the "Risk Factors" section beginning on page 6 and the financial statements, which are incorporated into this prospectus by reference. See "Where You Can Find More Information" on page 42.


                                 AMERICAN TOWER

         We are a wireless communications and broadcast infrastructure company operating in three business segments.

         o We operate a leading network of communications towers and are the largest independent operator of broadcast towers in North America, in each case based upon numbers of towers. Giving effect as of June 1, 2000 to our pending transactions, we have approximately 10,000 multi-user sites in the United States, Mexico and Canada, including approximately 300 broadcast tower sites.

         o We provide comprehensive network development services and components for wireless service providers and broadcasters. We offer full turnkey network development solutions to our customers, consisting of radio frequency engineering, network design, site acquisition, zoning and other regulatory approvals, construction management, tower construction and antenna installation. We also offer a complete line of wireless infrastructure components and fabricate steel used for broadcast towers and other structures.

         o We are a leading provider of domestic and international satellite and Internet protocol network transmission services worldwide, based upon numbers of teleport antennae and facilities. We own and operate more than 160 antennas accessing most major satellite systems from U.S. teleport locations in Arizona, California, Massachusetts, New Jersey, Texas, Washington state and Washington, D.C.

         We estimate that our three business segments accounted for the following percentages of pro forma 1999 operating revenues:

         o        Rental and management--53.0%,

         o        Network development services--27.0%, and

         o        Satellite   and   Internet   protocol   network   transmission
                  services--20.0%.

                                  THE OFFERINGS

                                    The Notes

Notes offered.................   The  selling  securityholders  may from time to
                                 time  offer the  following  notes  for  resale:
                                 $212,742,000    principal   amount   of   6.25%
                                 Convertible   Notes  Due   2009,   $352,396,000
                                 principal   amount   at   maturity   of   2.25%
                                 Convertible  Notes Due 2009,  and  $450,000,000
                                 principal amount of 5.0% Convertible  Notes Due
                                 2010.

Issue price...................   100% plus accrued  interest,  if any,  from the
                                 date of issue in the  case of the  6.25%  notes
                                 and  the  5.0%  notes.   70.52%  plus   accrued
                                 interest, if any, from the date of issue in the case of the 2.25% notes.

Interest......................   6.25% notes:  6.25% per annum on the  principal
                                 amount, payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2000.

                                 2.25% notes: 2.25% per annum on the principal amount, payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2000.

                                 5.00% notes: 5.00% per annum on the principal amount, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2000.

Yield to maturity.............   6.25% notes:  6.25% per annum  calculated  on a
                                 semiannual basis from October 4, 1999.

                                 2.25% notes: 6.25% per annum, calculated on a semiannual basis giving effect both to accrued original issue discount and to accrued interest from October 4, 1999.

                                 5.00% notes: 5.00% per annum calculated on a semiannual basis from February 15, 2000.

Conversion rights.............   6.25%  notes:  You may convert the 6.25% notes,
                                 unless we have  redeemed or purchased  them, at
                                 any time on or before  October  15,  2009.  The
                                 6.25%  notes  are  convertible  into  shares of
                                 Class A common stock at a  conversion  price of
                                 $24.40  per  share.  We  will  deliver  40.9836
                                 shares of Class A common  stock for each $1,000
                                 principal   amount   of   6.25%   notes.   Upon
                                 conversion   you  will  not  receive  any  cash
                                 payment representing accrued interest.

                                 2.25% notes: You may convert the 2.25% notes, unless we have redeemed or purchased them, at any time on or before October 15, 2009. The 2.25% notes are convertible into shares of Class A common stock at a conversion price of $24.00 per share. We will deliver 29.3833 shares of Class A common stock for each $1,000 principal amount at maturity of 2.25% notes. We will not adjust the conversion rate for accrued original issue discount or interest. Upon conversion, you will not receive any cash payment representing accrued original issue discount or interest.

                                 5.00% notes: You may convert the 5.00% notes, unless we have redeemed or purchased them, at any time on or before February 15, 2010. The 5.00% notes are convertible into shares of Class A common stock at a conversion price of $51.50 per share. We will deliver 19.4175 shares of Class A common stock for each $1,000 principal amount of 5.00% notes. Upon
                                 conversion   you  will  not  receive
                                 any cash payment representing accrued interest.

                                 The conversion rate of all three series of notes is subject to adjustment in certain events.

Maturity date.................   October 15, 2009 in the case of the 6.25% notes
                                 and the 2.25% notes, and February 15, 2010 in the case of the 5.00% notes.

Change in control.............   If a change in control of our  company  occurs,
                                 you may require us to  purchase  your notes for
                                 cash at a price equal to the principal  amount,
                                 in the case of the 6.25% notes and 5.00% notes,
                                 and the issue price plus accrued original issue
                                 discount  in the case of the  2.25%  notes.  In
                                 each  case we  will  also  be  required  to pay
                                 accrued  and  unpaid  interest.   Our  existing
                                 credit facilities restrict making these change in control payments without lender consent.

Optional redemption...........   6.25% notes:  We will not be able to redeem the
                                 6.25%  notes   prior  to  October   22,   2002.
                                 Thereafter, we can redeem those notes, at our option, in whole or in part at a redemption price initially of 103.125% of the principal amount. The redemption price declines ratably immediately after October 15 of each following year to 100% of the principal amount in 2005.

                                 2.25% notes: We will not be able to redeem the 2.25% notes prior to October 22, 2003. Thereafter, we can redeem those notes, at our option, in whole or in part at increasing redemption prices designed to reflect the accrued original issue discount.

                                 5.00% notes: We will not be able to redeem the 5.00% notes prior to February 20, 2003. Thereafter, we can redeem those notes, at our option, in whole or in part at a redemption price initially of 102.50% of the principal amount. The redemption price declines ratably immediately after February 15 of each following year to 100% of the principal amount in 2006.

                                 In each case we are also required to pay accrued and unpaid interest upon redemption.

Repurchase of notes at your
option........................   6.25% notes:  You may require us to  repurchase
                                 all or any of your 6.25% notes on October 22, 2006 at their principal amount, together with accrued and unpaid interest.

                                 2.25% notes: You may require us to repurchase all or any of your 2.25% notes on October 22, 2003 at $802.93, which is its issue price plus accrued original issue discount, together with accrued and unpaid interest.

                                 5.00% notes: You may require us to repurchase all or any of your notes on February 20, 2007 at their principal amount, together with accrued and unpaid interest.

                                 We may, at our option, elect to pay the repurchase price of each series in cash or shares of Class A common stock, or any combination thereof. Our credit facilities restrict our ability to repurchase the notes for cash.

Sinking fund..................   None.

Original issue discount
on 2.25% notes................   Each 2.25% note was issued with original  issue
                                 discount for federal  income tax purposes.  The
                                 amount  of  the  discount  is  the   difference
                                 between the principal  amount of the 2.25% note
                                 at maturity and its issue price.  You should be
                                 aware that accrued original issue discount will
                                 be includable periodically in your gross income
                                 for   federal   income  tax   purposes   before
                                 conversion, redemption, other disposition or maturity of your 2.25% notes, whether or not those notes are ultimately converted, redeemed, sold to us or others or paid at maturity.

Ranking.......................   The notes of all three series will rank equally
                                 with one another.  Each series will effectively
                                 rank junior to indebtedness  outstanding  under
                                 the credit  facilities since that  indebtedness
                                 is issued by our  subsidiaries  and is secured,
                                 directly or indirectly through  guarantees,  by
                                 the   assets   of   our   subsidiaries.    That
                                 indebtedness is also guaranteed by us and secured by our assets.

                            Class A Common Stock

Class A common stock
offered......................    The  selling  securityholders  may from time to
                                 time offer the following shares for resale: up to 2,000,000 additional shares of Class A common stock that may be issued in private placements to certain note holders to induce them to convert their notes, and the 27,811,365 shares of Class A common stock issuable upon conversion of the notes.

Voting rights.................   The Class A common stock and the Class B common
                                 stock generally vote as a single class. Class A
                                 common stock has one vote per share and Class B
                                 common stock has ten votes per share. The Class
                                 A common stock,  voting as a separate class, is
                                 entitled  to elect two  independent  directors.
                                 Delaware  corporate  law and our  charter  also
                                 require    class   votes   on   some   matters.
                                 Approximately 39.61% of the total voting power will be owned by Steven B. Dodge and other executive officers and directors, together with their affiliates, after this offering. The
                                 Class C common stock is generally nonvoting.

Other rights..................   Each class of common  stock has the same rights
                                 to  dividends  upon  liquidation.  The  Class B
                                 common  stock and the Class C common  stock are
                                 convertible  into  Class A  common  stock  on a
                                 share-for-share basis. The Class B common stock
                                 cannot  be  sold  or  transferred,   except  to
                                 certain categories of persons specified in our charter. The Class B common stock automatically converts into Class A common stock upon the occurrence of certain events.

Resale........................   If you are a  broker  or  dealer  who  acquired
                                 notes as a market maker or in other trading activity, or if you are our affiliate, and you exchange those notes for Class A common stock pursuant to a negotiated transaction with us, you will be required to deliver a prospectus in connection with the resale of the Class A common stock received in exchange for those notes. See "Plan of Distribution" on page 40.

Common stock
outstanding(l)...............    168,324,408 shares of Class A common stock
                                   8,232,303 shares of Class B common stock
                                   2,267,813 shares of Class C common stock
                                 -----------
                                 178,824,524 shares of common stock
                                 ===========

                                        General

Registration rights...........   We have  agreed  to keep  the SEC  registration
                                 statement   that   includes   this   prospectus
                                 useable, with respect to the 6.25% notes, the 2.25% notes and the Class A common stock issuable upon their conversion, until October
                                 4, 2001,  and with
                                 respect to the 5.00% notes and the Class A common stock issuable upon their conversion, until February 15, 2002, or, in each case, any shorter period permitted under the SEC rules permitting unregistered resales of privately placed securities. If we are not in compliance with this requirement for any series of notes, the interest rate on those notes will increase.

Use of proceeds...............   We will not  receive  any of the cash  proceeds
                                 from sales of the notes or the shares issued on
                                 conversion   of  the   notes  by  the   selling
                                 securityholders.

Trading.......................   The  notes  are not  listed  and  trade  on the
                                 over-the-counter market. The Class A common stock is listed on the NYSE under the symbol
                                 "AMT."


(1) The number of shares of common stock outstanding was determined as of July 19, 2000. This number does not include shares we may issue in the future. Examples of these future issuances include: (a) shares of Class A common stock issuable upon conversion of Class B common stock or Class C common stock, (b) shares issuable upon exercise of options outstanding on May 1, 2000 to purchase an aggregate of 16,760,882 shares of common stock, (c) 3,000,000 shares of Class A Common Stock issuable upon exercise of warrants issued in the AirTouch transaction,
         (d) shares issuable upon consummation of certain pending  transactions,
         (e) 19,073,490 shares of Class A common stock issuable upon conversion of 6.25% notes and 2.25% notes, (f) 8,737,875 shares of Class A common stock issuable upon conversion of the 5.00% notes, and (g) the 2,000,000 shares of Class A common stock that may be issued to induce conversion or exchange of notes.

                                  RISK FACTORS

         You  should  consider   carefully  the  following   factors  and  other
information in this prospectus before deciding to invest in our securities.


If we cannot keep raising capital, our growth will be impeded

         Without additional capital, we would need to curtail our acquisition and construction programs which are essential for our long-term success. We expect to use borrowed funds to satisfy most of our capital needs. However, we must continue to satisfy financial ratios and to comply with financial and other covenants in order to do so. If our revenues and cash flow do not meet expectations, we may lose our ability to borrow money. These same factors, as well as market conditions beyond our control, could make it difficult or impossible for us to sell securities as an alternative to borrowing.


Failure to meet our large debt payments could require us to sell securities or assets on unfavorable terms

         Our high debt level makes us vulnerable to downturns in our operations. This high debt level requires us to use most of our cash flow to make interest and principal payments. If we do not generate sufficient cash flow through our operations to make interest and principal payments, we may be forced to sell debt or equity securities or to sell some of our core assets. This could be harmful to our business and to our securityholders. Market conditions or our own financial situation may require us to make these sales on unattractive terms.


Decrease in demand for tower space would materially and adversely affect our cash flow and we cannot control that demand

         Many of the factors affecting the demand for tower space, and therefore our cash flow, are beyond our control. Those factors include:

         o        consumer demand for wireless services,

         o the financial condition of wireless service providers and their preference for owning or leasing antenna sites,

         o the growth rate of wireless communications or of a particular wireless segment,

         o the number of wireless service providers in a particular segment, nationally or locally,

         o        governmental licensing of broadcast rights,

         o increased use of roaming and resale arrangements by service providers,

         o        zoning, environmental and other government regulations, and

         o        technological changes.


Build-to-suit construction projects and major acquisition from wireless service providers increase our dependence on a limited number of customers, the loss of which could materially decrease revenues, and may also involve less favorable terms

         Our increasing focus on major build-to-suit projects for wireless service providers and related acquisitions entail several unique risks. First is our greater dependence on a limited number of customers and the risk that customer losses could materially decrease revenues. Another risk is that our agreements with these wireless service providers have lease and control terms that are more favorable to them than the terms we give our tenants generally. In addition, although we have the benefit of an anchor tenant in build-to-suit projects, we may not be able to find a sufficient number of additional tenants. In fact, one reason wireless service providers may prefer build-to-suit arrangements is to share or escape the costs of an undesirable site. A site may be undesirable because it has high construction costs or may be considered a poor location by other providers. Finally, integration of major national networks creates heavy operational burdens and demands on managerial personnel.


Our expanded construction program increases our exposure to uncontrollable risks that could increase costs and adversely affect our earnings and growth

         We cannot control the main factors that can prevent, delay or increase the cost of construction. These factors include:

         o        zoning and local permitting requirements,

         o        environmental group opposition,

         o        availability   of   skilled    construction    personnel   and
                  construction equipment,

         o        adverse weather conditions, and

         o        federal regulations.


Increasing competition could make tower construction and acquisition more costly

         Increased competition, which we believe will continue, has resulted in substantially higher acquisition costs, particularly for towers being sold by wireless service providers. That competition has also raised construction site acquisition costs and created shortages for experienced tower construction personnel. Because of personnel shortages, we could experience failures to meet time schedules. Failures to meet time schedules could result in our paying significant penalties to prospective tenants, particularly in build-to-suit situations.


Covenants in our credit facilities may prevent us from redeeming the notes for cash

         Our credit facilities prohibit us from redeeming or repurchasing any of the notes for cash. This will probably require us to elect to repurchase the notes with Class A common stock on the repurchase dates and to obtain lender consent in order to repurchase notes upon any change in control.


If our chief executive officer left, we would be adversely affected because we rely on his reputation and expertise, and because of our relatively small senior management team

         The loss of our chief executive officer, Steven B. Dodge, has a greater likelihood of having a material adverse effect upon us than it would on most other companies of our size because of our comparatively smaller executive cadre and our reliance on Mr. Dodge's expertise. Our growth strategy is highly dependent on the efforts of Mr. Dodge. Our ability to raise capital is also dependent to a significant extent on the reputation of Mr. Dodge. You should be aware that we have not entered into an employment agreement with Mr. Dodge. The tower industry is relatively new and does not have a large group of seasoned executives from which we could recruit a replacement for Mr. Dodge.

Expanding   operations  into  foreign  countries  could  create   expropriation,
governmental regulation, funds inaccessibility and management problems

         Our recent expansion into Canada and Mexico, and other possible foreign operations in the future, could result in adverse financial consequences and operational problems not experienced in the United States. We have made a substantial loan to a Mexican company and are committed to construct a sizable number of towers in that country. We have also invested in a Canadian joint venture that intends to acquire and construct towers in that country. We may also, in the future, engage in comparable transactions in other countries. Among the risks of foreign operations are governmental expropriation and regulation, inability to repatriate earnings or other funds, currency fluctuations, difficulty in recruiting trained personnel, and language and cultural differences that could impair our ability to manage and control operations.


New technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues

         Mobile satellite systems and other new technologies could compete with land-based wireless communications systems, thereby reducing the demand for tower lease space and other services we provide. The Federal Communications Commission has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the emergence of new technologies could reduce the need for tower-based transmission and reception and have an adverse affect on our operations.

         The development and implementation of signal combining technologies, which permit one antenna to service two different transmission frequencies and, thereby, two customers, may reduce the need for tower-based broadcast transmission and hence demand for our antenna space. The growth in delivery of video services by direct broadcast satellites could also adversely affect demand for our antenna space.


Our costs could increase and our revenues could decrease if perceived health risks from radio emissions are substantiated

         If a connection between radio emissions and possible negative health effects, including cancer, were established, our operations, costs and revenues would be materially and adversely affected. We do not maintain any significant insurance with respect to these matters.


Pro forma financial information is based on estimates and assumptions and may not be indicative of actual future results

         Our actual future results could vary materially and adversely from those reflected in the pro forma financial information we have incorporated by reference in this prospectus. That information is based upon a number of assumptions we believe to be reasonable. However, our two most significant acquisitions to date, the AirTouch and AT&T transactions, do not involve the acquisition of businesses. The towers involved in those acquisitions were operated as part of the wireless service divisions of AirTouch and AT&T. Those companies did not maintain extensive separate financial records or prepare financial statements for the operation of those towers. We have, however, compiled certain revenue and expense data of those towers in the pro forma information. In the case of certain expenses, we have estimated amounts based on both the limited information by the carriers and our own experience with comparable towers. Neither our auditors, AirTouch's auditors, AT&T's auditors nor the initial purchasers of the notes have expressed any opinion or provided any form of assurance with respect to AirTouch's or AT&T's historical data presented in the unaudited pro forma financial information.


The notes will effectively rank junior to secured debt under our credit facilities, which would have to be repaid first in the event of our insolvency or financial difficulties

         Our payment of principal and interest on the notes will effectively rank junior to all existing and future debt under our credit facilities. This is so because the debt under our credit facilities is issued or guaranteed by our subsidiaries and secured by their assets. The notes will also effectively rank junior to all other existing and future debt of our subsidiaries. We have also guaranteed that debt and secured our guaranty with our assets, including the stock of our subsidiaries. As a result, in the event of our insolvency, liquidation or reorganization, or should any of that debt be accelerated because of a default, we must pay that debt in full before we can make any payment on the notes.


You may have difficulty selling the notes because no trading market for the notes may exist

         No existing trading market for the notes exists and one may never develop. Accordingly, you may not be able to sell your notes or sell them at an acceptable price. If a market were to develop, the notes could trade at prices that may be higher or lower than your purchase price depending on many factors, including prevailing interest rates, the market price of the Class A common stock, our operating results and the market for similar securities. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers of the notes have advised us that they currently intend to make a market in the notes. They are not, however, obligated to do so and may discontinue market making at any time. Therefore, any liquidity may disappear and the notes may not be readily marketable.


Control by our principal stockholders could deter mergers in which you could get more than current market price for your stock

         Control by Mr. Dodge and others may have the effect of discouraging a merger or other takeover of our company in which holders of Class A common stock may be paid a premium for their shares over then-current market prices. Mr. Dodge, together with a limited number of our directors, may be able to control or block the vote on mergers and other matters submitted to the common stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         For purposes of calculating this ratio, earnings consist of loss before income taxes and extraordinary losses and fixed charges. Fixed charges consist of capitalized interest, interest expense, amortization of debt discount and related issuance costs and the component of rental expense that management believes to be representative of the interest factor on that expense. For the year ended December 31, 1998, interest expense included redeemable preferred stock dividends of $3.1 million. For each of the periods listed below, our ratio of earnings to fixed charges was less than 1.0:1. We had a deficiency in earnings to fixed charges in each period as follows (amounts in thousands):

                  Period                                              Deficiency
                  ------                                              ----------
 Period from July 17, 1995 (incorporation) to December 31, 1995....   $    184
 Year ended December 31, 1996......................................        434
 Year ended December 31, 1997......................................      2,507
 Year ended December 31, 1998......................................     43,844
 Year ended December 31, 1999......................................     52,520
 Six months ended June 30, 2000....................................    131,391


                                 USE OF PROCEEDS

         We will not receive any of the cash proceeds from sales of the notes or the shares issued on conversion of the notes by the selling securityholders.

                          CERTAIN EXCHANGE TRANSACTIONS

         Under certain market conditions, we may determine that conversion of all or some portion of the notes into shares of Class A common stock would provide us with a more favorable capital structure. It would, for example, reduce the amount of our debt and interest expense. Under those conditions we may negotiate private transactions with individual note holders to provide them with an incentive to convert their notes for shares of Class A common stock. Up to 2,000,000 shares of our Class A common stock, in addition to the shares issuable upon conversion, may be issued pursuant to those transactions and resold pursuant to this prospectus.


                            DESCRIPTION OF THE NOTES

         The notes have been issued under three separate indentures, dated as of October 4, 1999 in the case of the 6.25% notes and 2.25% notes, and dated as of February 15, 2000 in the case of the 5.00% notes, between us and The Bank of New York, as trustee. We have filed a copy of each indenture as an exhibit to the registration statement of which this prospectus is a part. Wherever particular provisions of an indenture are referred to, we incorporate those provisions by reference as a part of the statements made. We qualify the statements in their entirety by that reference. We use certain terms defined in the indentures in this section without definitions.

General

         The notes represent our unsecured general obligations convertible into Class A common stock as described under "Conversion." The currently outstanding principal amount of the 6.25% notes is $212,742,000. The currently outstanding principal amount of the 2.25% notes at maturity is $352,396,000. The currently outstanding principal amount of the 5.00% notes is $450,000,000. Notes of each series may be in fully registered form only in denominations of $1,000 or any multiple thereof. Unless we redeem them or you convert them earlier, the 6.25% notes and 2.25% notes mature on October 15, 2009 and the 5.00% notes mature on February 15, 2010.

         The indentures do not contain any restrictions on the payment of dividends, the incurrence of debt or the repurchase of our equity securities or any financial covenants.

         The notes bear interest at the respective annual rates set forth on the cover page of this prospectus from their issue date. Interest on the 6.25% notes and 2.25% notes is payable semiannually on April 15 and October 15 of each year, commencing on April 15, 2000, to holders of record at the close of business on the preceding March 31 and September 30. Interest on the 5.00% notes is payable semiannually on February 15 and August 15 of each year, commencing on August 15, 2000, to holders of record at the close of business on the preceding January 31 and July 31. We may pay interest by mailing a check to note holders.

         We will make payment of principal and any premium, and you may present the notes for conversion, registration of transfer and exchange, without service charge, at the office of our paying agent, initially the trustee, in New York, and at the corporate trust office of the trustee in New York.

         The 2.25% notes were issued at 70.52% of their principal amount at maturity. The federal income tax consequences of this discount are discussed under "Certain Federal Income Tax Consequences-Tax Consequences for U.S. Holders-Original Issue Discount on the 2.25% Notes" on page 32. Original issue discount means the difference between the issue price of the 2.25% notes and their principal amount at maturity. The calculation of the accrual of original issue discount in the period during which a 2.25% note remains outstanding will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The accrual began on October 4, 1999, the first date of issuance of 2.25% notes.

Conversion

         You will be entitled to convert your notes, in denominations of $1,000 principal amount at maturity or multiples thereof, at any time, into shares of Class A common stock. You determine the number of shares of Class

A common stock issuable upon conversion by dividing the issue price of the notes surrendered for conversion by the conversion price. The conversion price is shown on the cover of this prospectus.

         Upon conversion, you will not be entitled to any payment or adjustment on account of accrued and unpaid interest on notes. Our delivery to you of the fixed number of shares of Class A common stock into which the note is convertible, together with cash in lieu of any fractional share, will be deemed to satisfy our obligation to pay principal and accrued interest on the notes to the date of conversion. Accrued interest is deemed to be paid in full rather than canceled, extinguished or forfeited.

         If you surrender notes for conversion during the period after any interest record date and prior to the corresponding interest payment date, you must pay us the interest payable on those notes, unless they have been called for redemption on a redemption date within the period on the interest payment date. You may not convert notes called for redemption after the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price. We will not issue fractional shares of Class A common stock on a conversion. Rather, we will pay the converting holder cash equal to the fair market value of the fractional interest, unless payment in cash is prohibited by our indebtedness. In that case we will issue fractional shares.

         With respect to the notes that are no longer restricted securities on the conversion date, shares of Class A common stock issued on conversion of notes will be freely transferable without restriction under the Securities Act, other than by our affiliates. Those shares will be eligible for receipt in global form through the facilities of the depositary.

         The initial conversion price per share of Class A common stock is subject to adjustment in certain events, including upon the occurrence of an adjustment event. We use the term adjustment event to mean the following:

         o the issuance of Class A common stock as a dividend or distribution on Class A common stock,

         o certain subdivisions and combinations of the Class A common stock,

         o the issuance to all holders of Class A common stock of certain rights or warrants to purchase Class A common stock, and

         o the distribution to all holders of Class A common stock of shares of our capital stock, other than Class A common stock, evidences of our indebtedness or other assets, including securities. Excluded from the foregoing are shares of Class A common stock and rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with our liquidation or paid in cash.

To the extent permitted by law, we may reduce the conversion price by any amount for any period of at least 20 days if our board of directors determines that the reduction would be in our best interests. We may also reduce the conversion price as our board of directors deems advisable to avoid or diminish any income tax to holders of Class A common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event so treated for income tax purposes. See "Certain Federal Income Tax Consequences-Tax Consequences for U.S. Holders-Potential Distributions Resulting from Adjustment of Conversion Price" on page 35.

         If a reorganization event occurs, you will have the right to convert notes only into the kind and amount of the securities, cash or other property you would have received had you converted your notes immediately prior to the reorganization event. We use the term reorganization event to mean:

         o any recapitalization or reclassification of shares of Class A common stock, other than changes involving par value, or as a result of a subdivision or combination of the Class A common stock,

         o any consolidation or merger involving our company, other than one that does not result in a reclassification, conversion, exchange or cancellation of Class A common stock,

         o any sale or transfer of all or substantially all of our assets, or

         o any compulsory share exchange pursuant to which any holders of Class A common stock shall be entitled to receive other securities, cash or other property.

         Any company that succeeds to us or acquires our assets will be required to provide in its governing documents the foregoing right and also to provide for other rights essentially equivalent to those described under this "--Conversion" heading.

Payment of Excess Cash Dividends

         If we declare and pay excess cash dividends on the Class A common stock, we will pay you an amount equal to the excess, based on the number of shares of Class A common stock that you would have received had you converted all of your notes, unless you convert and receive those dividends as a holder of Class A common stock. We use the term excess cash dividends to mean cash dividends in an annualized amount per share that exceeds the greater of

         o the annualized amount per share of the immediately preceding cash dividend on the Class A common stock, appropriately adjusted for anti-dilution type events, and

         o 15% of the last sale price of the Class A common stock as of the trading day immediately preceding the declaration date of that dividend.

         Our  credit  facilities   effectively  restrict  us  from  paying  cash
dividends or making excess cash dividend payments on the notes.

Change in Control

         If we experience a change in control, then you will have the right to require us to repurchase for cash all or a portion of your notes. The repurchase price of the 6.25% notes and the 5.00% notes is equal to the principal amount of the notes, plus accrued and unpaid interest, through the day prior to repurchase. The cash repurchase price of the 2.25% notes is their accreted value, plus accrued and unpaid interest, through the day prior to repurchase. The repurchase day is 45 days after notice to you. By accreted value we mean the issue price of the 2.25% notes plus accrued original issue discount. This right to require us to repurchase the notes will exist upon the occurrence of any change in control whether or not the relevant transaction has been approved by our management. It may not be waived by our management. Your exercise of this right will be irrevocable. We must obtain lender approval under our credit facilities in order to make any change in control payments before July 1, 2008. We may not be able to obtain that approval.

         Your right to require us to repurchase the notes upon a change in control will not apply if either:

         o the last sale price of the Class A common stock for five of the ten trading days before the date of the change in control equals or exceeds 105% of the applicable conversion price; or

         o the consideration paid for the Class A common stock in a transaction constituting the change in control consists of cash, securities that are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System or the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration is a least 105% of the conversion price in effect immediately before the closing of that transaction.

         The existence of the right to require us to repurchase the notes upon a change in control may deter certain mergers, tender offers or other takeover attempts and may thereby adversely affect the market price of the Class A common stock.

         By a change in control we mean:

         o any person or group, other than a permitted owner, acquires direct or indirect beneficial ownership of shares of our capital stock sufficient to entitle such person to exercise more than 50% of the total voting power of all classes of our capital stock entitled to vote generally in elections of directors. An acquisition could occur by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, or

         o we sell, lease, exchange or otherwise transfer, in one transaction or a series of related transactions, all or substantially all of our assets to any person or group, other than to a permitted owner.

         However, a transaction of a type described above that results in the Class A common stock no longer being listed on a stock exchange or traded on the Nasdaq National Market would also be treated as a change in control even if a permitted owner were involved.

         We use a permitted owner to mean one or more of our principal stockholders or any person employed by us in a management capacity as of the original offering of the notes, or any group of which any of them is a member. We use the terms person and group as those terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act. Principal stockholder means Steven B. Dodge, Thomas H. Stoner, Hicks, Muse, Tate & Furst Incorporated, Cox Telecom Towers, Inc. and Clear Channel Communications, Inc. and includes their affiliates.

Optional Redemption

         6.25% notes. We may not redeem 6.25% notes prior to October 22, 2002. On or after that date, at our option, we may redeem the 6.25% notes, in whole or in part, at the following redemption prices, expressed as a percentage of the principal amount. We are also required to pay any accrued and unpaid interest upon redemption.

Twelve Months (or shorter period) commencing................Redemption Price
--------------------------------------------                ----------------
  October 22, 2002    .............................................103.125%
  October 15, 2003    .............................................102.083
  October 15, 2004    .............................................101.042
  October 15, 2005 and thereafter..................................100.000

         2.25% notes. We may not redeem 2.25% notes prior to October 22, 2003. On or after that date, at our option, we may redeem the 2.25% notes, in whole or in part, at the applicable redemption price. The table below shows redemption prices of notes per $1,000 principal amount on the dates listed. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a 2.25% note redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table to the actual redemption date.

                                                     (2)              (3)
                                    (1)        Original Issue      Redemption
          Redemption Date    Note Issue Price     Discount      Price (1) + (2)
          ---------------    ----------------     --------      ---------------
October 22, 2003...........      $705.20          $97.73           $802.93
October 15, 2004...........       705.20          125.28            830.48
October 15, 2005...........       705.20          155.14            860.34
October 15, 2006...........       705.20          186.90            892.10
October 15, 2007...........       705.20          220.68            925.88
October 15, 2008...........       705.20          256.60            961.80
October 15, 2009 (maturity)       705.20          294.80          1,000.00


         5.00% notes. We may not redeem the 5.00% notes prior to February 20, 2003. On or after that date, at our option, we may redeem the 5.00% notes, in whole or in part, at the following redemption prices, expressed as a percentage of the principal amount. We are also required to pay any accrued and unpaid interest upon redemption.

Twelve Months (or shorter period) commencing                  Redemption Price
--------------------------------------------                  ----------------
   February 20, 2003...........................................   102.500%
   February 15, 2004...........................................   101.670%
   February 15, 2005...........................................   100.830%
   February 15, 2006 and thereafter............................   100.000%


         We must give holders at least 20 and not more than 60 calendar days' notice of any redemption date of any series of notes.

Repurchase of Notes at the Option of the Holder

         6.25% notes. On October 22, 2006, you have the right to require us to repurchase any outstanding 6.25% notes if certain conditions are met. The repurchase price of a 6.25% note will be equal to its principal amount together with accrued and unpaid interest through the repurchase date. If you desire us to repurchase your 6.25% notes, you must give, and not withdraw, a written repurchase notice to the trustee at any time during the 20 business days prior to and including October 22, 2006.

         2.25% notes. On October 22, 2003, you have the right to require us to repurchase any outstanding 2.25% notes if certain conditions are met. The repurchase price of a 2.25% note will be equal to $802.93, which is its accreted value on October 22, 2003, in other words, its issue price plus accrued original issue discount, together with accrued and unpaid interest through the repurchase date. If you desire us to repurchase your 2.25% notes, you must give, and not withdraw, a written repurchase notice to the trustee at any time during the 20 business days prior to October 22, 2003 until the close of business on October 22, 2003.

         5.00% notes. On February 20, 2007, you have the right to require us to repurchase any outstanding 5.00% notes if certain conditions are met. The repurchase price of a 5.00% note will be equal to its principal amount together with accrued and unpaid interest through the repurchase date. If you desire us to repurchase your 5.00% notes, you must give, and not withdraw, a written repurchase notice to the trustee at any time during the 20 business days prior to and including February 20, 2007.

         We may, at our option, elect to pay the repurchase price of any series of notes in cash or shares of Class A common stock, or any combination thereof.

         We will be required to give notice on a date not less than 20 business days prior to the relevant repurchase date to you stating, among other things:

         o what portion of the notes we will repurchase for cash and what portion for Class A common stock,

         o if we elect to use Class A common stock, how we calculate its value, and

         o the procedures that you must follow to require us to purchase notes from you.

         If you elect to require us to purchase notes, the repurchase notice given by you shall state:


         o        the notes to be delivered by you for purchase by us,

         o the portion of the principal amount at maturity of notes to be purchased; this portion must be $1,000 principal amount at maturity or an integral multiple of $1,000, and

         o that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

         If we elect to pay any portion of the repurchase price in Class A common stock, but the repurchase price is ultimately to be paid entirely in cash because the conditions to payment in Class A common stock are not satisfied, the repurchase notice shall also state whether you elect: (a) to withdraw your repurchase notice as to any of the notes, or (b) to receive cash. If you fail to make an election, you will be deemed to have elected to receive cash in respect of the entire repurchase price.

         You may withdraw any repurchase notice by a written notice of withdrawal delivered to the applicable trustee prior to 10:00 a.m. on the repurchase date. The notice of withdrawal must state the principal amount at maturity, and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the repurchase notice.

         If we elect to pay any portion of the repurchase price in shares of Class A common stock, we will determine the number of shares of Class A common stock to be delivered by dividing that portion by the market price of a share of Class A common stock. Our credit facilities require us to make the entire payment in Class A common stock.

         By market price we mean, in effect, the average of the sale prices of the Class A common stock for the five trading day period ending on the third business day prior to the applicable repurchase date, appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion price with respect to the Class A common stock. Sales price will be determined under the terms of the indenture.

         Because we will determine the market price of the Class A common stock prior to the applicable repurchase date, you will bear the market risk with respect to the value of the Class A common stock to be received from the date of determination to the repurchase date.

         Our right to repurchase notes with Class A common stock is subject to our satisfying various conditions, including:

         o the registration of the Class A common stock under the Securities Act and the Exchange Act, if required; and

         o any necessary qualification or registration under applicable state securities law or the availability of an exemption from that qualification and registration.

         When we determine the actual number of shares of Class A common stock in accordance with the foregoing provisions, we will publish that information in a daily newspaper of national circulation.

         If the foregoing conditions are not satisfied with respect to a holder or holders prior to the close of business on the repurchase date, we will pay you the repurchase price of your tendered notes entirely in cash. We may not change the form of consideration to be paid once we have given you the applicable notice, except as described in the prior sentence.

         We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable and will file Schedule TO or any other schedule required under those rules in connection with any offer by us to purchase notes at the option of holders.

         We may not purchase notes for cash at your option if an event of default continues with respect to the notes described under "--Events of Default and Remedies" immediately below, other than a default in the payment of the repurchase price with respect to the notes.

         Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements to the applicable trustee at any time after delivery of such repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date or the delivery of the note. If the relevant trustee holds, in accordance with the terms of its indenture, money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, immediately after the repurchase date, the note will cease to be outstanding and interest and, in the case of 2.25% notes, original issue discount will cease to accrue, whether or not you deliver the note to the trustee. In that event, all of your other rights shall terminate, other than the right to receive the repurchase price upon delivery of your note.

         Our ability to redeem notes and to repurchase notes upon a change in control or at your option, as described in the three preceding sections, is restricted under the terms of our credit facilities and is effectively prohibited during the existence of a default under them. See "Description of Certain Indebtedness."

Events of Default and Remedies

         An event of default is defined in each indenture as being any of the following:

         o our default in payment of the principal amount at maturity, issue price plus accrued original issue discount (2.25% notes only), repurchase price, optional redemption price or any change in control repurchase price when due, upon maturity, acceleration, redemption or otherwise, on any of the notes,

         o our default for 30 days in payment of any installment of interest on the notes,

         o        our  default  for 60 days after  notice in the  observance  or
                  performance   of  any  other   covenants  in  the   applicable
                  indenture, and

         o        certain  events   involving  our  bankruptcy,   insolvency  or
                  reorganization.

         Each indenture provides that if any event of default exists, the applicable trustee or the holders of not less than 25% in principal amount of the notes of a relevant series then outstanding may declare the relevant amount of all notes of that series to be due and payable immediately. The relevant amount for the 6.25% and the 5.00% notes is their principal amount. The relevant amount for the 2.25% notes is the sum of their issue price plus accrued original issue discount from their date of issue to the date of acceleration. However, if we cure all defaults, except the nonpayment of principal and interest with respect to any notes of that series that become due by acceleration, and certain other conditions are met, the holders of a majority in principal amount of notes of that series then outstanding may rescind that acceleration. Holders may similarly waive past defaults.

         The holders of a majority in principal amount of the notes of the relevant series then outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the relevant indenture.

         Each indenture provides that the trustee shall give notice to the holders of notes of any default, except in payment of principal or interest with respect to the notes, if the trustee, in good faith, considers it in the interest of the holders of the notes of that series to dispense with notice.

Modification of the Indentures

         Each indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the notes of the relevant series at the time outstanding, to modify the indenture and the rights of the holders of the notes of that series. However, without the consent of the holder of each note so affected, we cannot make any modification that will:

         o        extend the final maturity of any notes,

         o        reduce the rate or extend the time for payment of interest,

         o        reduce the principal amount or any premium,

         o change the accrual rate or time of payment of original issue discount on the 2.25% notes,

         o change the provisions for redemption at the option of the holders in a manner adverse to the holders,

         o impair or affect the right of a holder to institute suit for the payment of principal, interest or any premium,

         o        change the currency in which the notes are payable,

         o impair the right to convert the notes into Class A common stock, or

         o reduce the percentage of notes of that series, the consent of the holders of which is required for any modification.

Global Notes, Book-Entry Form

         The notes will be represented by global notes, except as set forth below under "--Certificated Notes." The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee. Beneficial interests in the global notes will be exchangeable for definitive certificated notes only in accordance with the terms of the relevant indenture.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the NASD. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of interests in global notes under DTC's system must be made by or through direct participants, which will receive a credit for the interest in the global notes on DTC's records. The ownership interest of each actual purchaser of each interest in the global notes (we call it the "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in global notes, except in the event that use of the book-entry system for one or more global notes is discontinued.

         To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes. DTC's records reflect only the identity of the direct participants to whose accounts such global notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

         Redemption notices will be sent to Cede & Co. If less than all of the global notes are being redeemed, and unless otherwise notified by either us or the relevant trustee, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the global notes are credited on the record date. This is identified in a listing attached to the omnibus proxy.

         Payment of interest on and the redemption price of the global notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, any agents or us. The foregoing is subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest on and the redemption price of the global notes to DTC is our responsibility. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

         A beneficial owner must give notice to elect to have its interest in the global notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of this interest by causing the direct participant to transfer the participant's interest in the global notes, on DTC's records, to the paying agent. The requirement for physical delivery of global notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the global notes are transferred by direct participants on DTC's records.

         DTC may discontinue providing its services as securities depositary with respect to the global notes at any time by giving reasonable notice to us or to our agents. Under these circumstances, or if DTC is at any time unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes.

         According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy.

         Neither we, either trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Certificated Notes

         The notes represented by the global securities are exchangeable for certificated notes in definitive form of the same series and of like tenor if:

         o DTC notifies us that it is unwilling or unable to continue as depositary for the global securities and a successor is not appointed within 90 days or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

         o        an event of default has occurred and is continuing, or

         o we, in our discretion and at any time, determine not to have all of the notes represented by the global securities.

         Any notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated notes issuable in authorized denominations and registered in those names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of DTC or its nominee.

Concerning the Trustee

         The Bank of New York is a lender under our credit facilities and may provide other commercial banking services to us in the future.

                                 DESCRIPTION OF
                              CERTAIN INDEBTEDNESS

Credit Facilities

         The description below summarizes the more important terms of our borrowing arrangements, as currently in effect, which we refer to as the credit facilities. We have previously filed copies of the loan agreement governing the credit facilities with the SEC. See "Where You Can Find More Information" on page 42. You should refer to that agreement for the complete terms of the credit facilities. Capitalized words used in the description below have specialized meanings defined in that agreement.

         Several of our principal operating subsidiaries have borrowed and expect to continue to borrow under the credit facilities. We refer to those borrowers collectively as the borrower subsidiaries. The credit facilities provide for up to $2.0 billion of loans, the funding of which has been committed to by the lenders. The credit facilities also contemplate possible additional borrowings of up to $500.0 million, although the lenders are not committed to fund those borrowings. Borrowings under the credit facilities are limited by (a) the cash flow of the borrower subsidiaries and the Restricted Subsidiaries, (b) their construction costs of Developing Towers, and (c) the aggregate number of Developing Towers and AirTouch towers we acquire.

         The credit facility is made up of three separate types of loans:

         o a $650.0 million reducing revolving credit facility maturing on June 30, 2007,

         o an $850.0 million multiple-draw term loan maturing on June 30, 2007, and

         o        a $500.0 million term loan maturing on December 31, 2007.

         We are required to reduce the revolving credit commitments and to amortize the term loans quarterly, commencing March 31, 2003, in increasing amounts designed to repay the loans by maturity. We are also required to repay the loans, and reduce the commitments, out of the proceeds of asset sales and sales of equity or debt securities, by us or our subsidiaries, and out of cash flow. We can repay the loans voluntarily at any time, without penalty.

         We may incur indebtedness under the credit facilities for acquisitions, construction and other capital expenditures, working capital and general corporate purposes.

         The credit facilities require compliance with financial coverage ratios that measure Annualized Operating Cash Flow against Total Debt, Interest Expense, Pro Forma Debt Service and Fixed Charges. The credit facilities contain other financial and operational covenants and other restrictions with which the borrower subsidiaries and the Restricted Subsidiaries must comply, whether or not there are any borrowings outstanding. These include restrictions on certain types of acquisitions, other than towers and communications sites, indebtedness, liens, capital expenditures, investments in Unrestricted Subsidiaries, and the ability of the borrower subsidiaries and the Restricted Subsidiaries to pay dividends or make other distributions.

         The credit facilities include two events of default that restrict American Tower, the parent company:

         o it cannot have any Indebtedness for Money Borrowed outstanding other than (a) the notes, and (b) other Indebtedness for Money Borrowed in an aggregate amount not to exceed $500.0 million and containing certain terms, and

         o it is required to invest the net cash proceeds of any issue of Capital Stock (other than pursuant to permitted acquisitions and up to $2.0 million under stock option plans) or Indebtedness as equity in the borrower subsidiaries.

         Our permitted  Indebtedness  for Money  Borrowed must (a) be unsecured,
(b) have no scheduled payments of principal prior to June 30, 2008, (c) have no required cash payments of interest and (d) have other terms and conditions reasonably satisfactory to the Majority Lenders.

         We and the Restricted Subsidiaries have guaranteed all of the loans. We have secured the loans by liens on substantially all assets of the borrower subsidiaries and the Restricted Subsidiaries and all outstanding capital stock and other debt and equity interests of our direct and indirect subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

         The description below summarizes the more important terms of our capital stock. Because this section is a summary, it does not describe every aspect of the capital stock. This summary is subject to and qualified in its entirety by reference to the provisions of our restated certificate of incorporation, as amended. We refer to it as the restated certificate. A copy of the restated certificate has been filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms or provisions of the restated certificate are referred to, those terms and provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by that reference.

         General

         Our authorized capital stock consists of 20,000,000 shares of preferred stock, $.0l par value per share, 500,000,000 shares of Class A common stock, $.0l par value per share, 50,000,000 shares of Class B common stock, $.0l par value per share, and 10,000,000 shares of Class C common stock, $.0l par value per share. The number of outstanding shares of common stock as of July 19, 2000 is shown on page 4.

         Preferred Stock

         General. Our board of directors will determine the designations, preferences, limitations and relative rights of the 20,000,000 authorized and unissued shares of preferred stock. These include:

         o the distinctive designation of each series and the number of shares that will constitute the series,

         o        the voting rights, if any, of shares of the series,

         o the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable,

         o the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable,

         o the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series,

         o any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets,

         o the price or rates of conversion at which, and the terms and conditions on which the shares of the series may be converted into other securities, if the shares are convertible, and

         o whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

         The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal.

         Common Stock

         Dividends. Holders of record of shares of common stock on the record date fixed by our board of directors are entitled to receive dividends as declared by our board of directors out of funds legally available for the purpose. No dividends may be declared or paid in cash or property on any share of any class of common stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of common stock. Dividends in the form of shares of stock of any company, including our company or any of our subsidiaries, are excepted from that requirement. In that case, the shares may differ as to voting rights to the extent that voting rights now differ among the different classes of common stock. In the case of any dividend payable in shares of common stock, holders of each class of common stock are entitled to receive the same percentage dividend, payable in shares of that class, as the holders of each other class. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock or debt that may be outstanding from time to time. See "Dividend Restrictions" on the following page.

         Voting Rights. Holders of shares of Class A common stock and Class B common stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders. The foregoing is subject to the requirements of Delaware corporate law, special provisions governing election of directors and the rights of holders of any series of preferred stock that may be outstanding from time to time. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. The holders of the Class A common stock, voting as a separate class, have the right to elect two independent directors. The Class C common stock is nonvoting except as otherwise required by Delaware corporate law.

         Delaware corporate law requires the affirmative vote of the holders of a majority of the outstanding shares of any class or series of common stock to approve, among other things, a change in the designations, preferences and limitations of the shares of that class or series. The restated certificate, however, requires the affirmative vote of the holders of not less than 66 2/3% of the Class A common stock and Class B common stock, voting as a single class, to amend most of the provisions of the restated certificate, including those relating to the provisions of the various classes of common stock, indemnification of directors, exoneration of directors for certain acts and the super-majority provision.

         The restated certificate:

         o limits the aggregate voting power of Steven B. Dodge and his controlled entities to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally for the election of directors, less the voting power represented by the shares of Class B common stock acquired by Thomas H. Stoner, a director, and purchasers affiliated with him in the January 1998 private offering and owned by them or certain affiliates,

         o prohibits future issuances of Class B common stock, except upon exercise of then outstanding options and pursuant to stock dividends or stock splits,

         o        limits   transfers  of  Class  B  common  stock  to  permitted
                  transferees,

         o provides for automatic conversion of the Class B common stock to Class A common stock if the aggregate voting power of Mr. Dodge, Mr. Stoner and their respective controlled entities falls below 21.3%, and

         o requires the holders of a majority of Class A common stock to approve amendments adversely affecting the Class A common stock.

         On July 19, 2000, our directors and executive officers, together with their affiliates, owned beneficially, within the meaning of applicable SEC regulations, approximately 39.61% of the combined voting power of the common stock. On that date, Mr. Dodge, together with his affiliates, owned beneficially approximately 26.72% of the combined voting power.

         Conversion Provisions. Shares of Class B common stock and Class C common stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A common stock. The present owner of Class C common stock can convert that stock only upon the occurrence of a conversion event or with the consent of our board of directors. Shares of Class B common stock automatically convert into shares of Class A common stock upon any sale, transfer, assignment or other disposition other than (a) to permitted transferees, or (b) pursuant to pledges but not to the pledgee upon foreclosure. Permitted transferees includes certain family members and other holders of Class B common stock.

         Liquidation Rights. Upon our liquidation, dissolution or winding up the holders of each class of common stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them.

         Other Provisions. The holders of common stock are not entitled to preemptive or subscription rights. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.

         In any merger, consolidation or business combination, the holders of each class of common stock must receive the identical consideration to that received by holders of each other class of common stock, except if shares of common stock or common stock of any other company are distributed, the shares may differ as to voting rights to the same extent that voting rights then differ among the different classes of common stock.

         No class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of common stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

         Dividend Restrictions

         Our borrower subsidiaries are prohibited under the terms of their credit facilities from paying cash dividends or making other distributions on, or making redemptions, purchases or other acquisitions of, their capital stock or other equity interests, including preferred stock, except that, beginning on April 15, 2004, if no default exists or would be created thereby under the credit facilities, our borrower subsidiaries may pay cash dividends or make other distributions to the extent that restricted payments, as defined in the credit facilities, do not exceed (a) 50% of excess cash flow, as defined in the credit facilities, for the preceding calendar year or (b) 50% of the net proceeds of any debt or equity offering after June 16, 1998.

         Delaware Business Combination Provisions

         Under Delaware corporate law, certain "business combinations," including the issuance of equity securities, between a Delaware corporation and any "interested stockholder" must be approved by the holders of at least 66 2/3 of the voting stock not owned by the interested stockholder if it occurs within three years of the date the person became an interested stockholder. The voting requirement does not apply, however, if, before the acquisition, the corporation's board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder. "Interested stockholder" means any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock. The provision does not apply to Mr. Dodge because our board of directors approved the transaction pursuant to which he became an interested stockholder.

         Listing of Class A Common Stock

         Our Class A common stock is traded on the NYSE under the symbol "AMT."

         Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is Computershare Investor Services LLC, 2 North La Salle, 3rd floor, Chicago, IL 60602 (telephone number (312) 588-4991).

                             SELLING SECURITYHOLDERS

         The notes were originally issued by us and sold by the initial purchasers in private transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The additional shares of Class A common stock that may be issued to certain note holders to induce them to convert their notes will be issued in private transactions as well. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and Class A common stock issuable upon conversion of the notes or issued to induce conversion of the notes. The selling securityholders will determine the actual number of notes and Class A common stock that they will sell. Because the selling securityholders may sell all, some or none of the notes and Class A common, we are unable to estimate the number of notes and Class A common stock that will be held by them upon completion of the offering. In addition, because the number of additional shares that may be issued to induce conversion will be privately negotiated, the table below does not include such shares. Prior to any use of this prospectus in connection with resales of Class A common stock issued in privately negotiated exchange transactions as incentive to convert notes, we will supplement this prospectus to identify the security holders holding such shares and the number of such shares that may be sold pursuant to this prospectus.

         The following table sets forth the principal amount of the notes beneficially owned by each selling security holder, all of which may be offered from time to time pursuant to this prospectus, and the number of shares of Class A common stock issuable upon conversion of such notes, all of which may also be offered from time to time pursuant to this prospectus.

                                                                          Number of
                                                                            Shares
                                                            Principal      Issuable
                                                            Amount of        Upon       Number of     Percentage of
                                                           6.25% Notes    Conversion     Shares       Class A Common
                                                           Beneficially   of 6.25%    Beneficially        Stock
                Selling Securityholders                       Owned         Notes        Owned**      Outstanding***
                -----------------------                       -----         -----        -------      --------------
AFG Industries, Inc.                                           380,000       15,573      --               *
Alexandra Global Investment Fund I LTD                       2,000,000       81,967      --               *
Allegheny Teledyne Inc. Pension Plan                         3,100,000      127,049      --               *
Alstott Investments, LLC                                     1,500,000       61,475      --               *
Aquinas Equity Growth Fund                                     360,000       14,754      --               *
Argent Classic Convertible Arbitrage Fund (Bermuda)         28,000,000    1,147,540      --               *
L.P.
Associated Electric & Gas Insurance Services Limited           600,000       24,590      --               *
Bank of America Pension Plan                                 2,000,000       81,967      --               *
Barclays Capital Securities Limited                          1,000,000       40,983      --               *
California Public Employees' Retirement System               8,000,000      327,868      --               *
CIBC World Markets (International) Arbitrage                10,145,000      415,778      --               *
City of Orlando                                                170,000        6,967      --               *
Davis Convertible Securities Fund                            7,800,000      319,672      --               *
Delta Airlines Inc. Retirement Plan                          2,800,000      114,754      --               *
Deutsche Bank Securities Inc. (1)                            9,000,000      368,852      --               *
Duckbill & Co.                                               2,000,000       81,967      --               *
Evergreen Growth & Income Fund                               1,900,000       77,868      --               *
Evergreen Income & Growth Fund                               6,000,000      245,901      --               *
Evergreen Utility Fund                                       5,000,000      204,918      --               *
Evergreen Variable Annuity Growth & Income Fund                100,000        4,098      --               *
General Motors Welfare Benefit Trust                         2,000,000       81,967      --               *

                                                        -25-

GranGem 23 41 LLC                                              500,000       20,491      --               *
Great Lakes Protection Fund                                    250,000       10,245      --               *
Hamilton Family Trust                                          400,000       16,393      --               *
Hartford Dividend and Growth Fund                            1,200,000       49,180      --               *
Hartford Dividend and Growth Fund, Inc.                      9,200,000      377,049      --               *
Highbridge Capital Corporation                               1,000,000       40,983      --               *
Ithaca College                                                 100,000        4,098      --               *
J.F. Maddox Foundation                                         210,000        8,606      --               *
John M. Olin Foundation, Inc.                                1,000,000       40,983      --               *
Kaleida Health - Master Investment Trust                        40,000        1,639      --               *
Kaleida Health - Retirement Trust                               90,000        3,688      --               *
Kaleida Health - Self Insurance Trust                           30,000        1,229      --               *
Kentfield Trading, Ltd.                                      8,993,000      368,565      --               *
LibertyView Funds, L.P.                                        650,000       26,639      --               *
Lipper Convertibles, L.P.                                    9,000,000      368,852      --               *
Lipper Offshore Convertibles, L.P.                           3,000,000      122,950      --               *
LLT Limited                                                    100,000        4,098      --               *
Mary Ann Hamilton                                              400,000       16,393      --               *
Maryland State Retirement Fund                               4,100,000      168,032      --               *
McMahan Securities Company, L.P.                               220,000        9,016      --               *
MFS Series Trust V: MFS Total Return Fund                    1,790,000       73,360      --               *
Morgan Stanley Dean Witter (1)                               1,730,000       70,901      --               *
Morgan Stanley Dean Witter Convertible Securities            1,500,000       61,475      --               *
Trust (1)
Museum of Fine Arts, Boston                                     14,000          573      --               *
New York Life Insurance Company                             13,000,000      532,786      --               *
New York State Teamsters Health & Hospital Fund              2,000,000       81,967      --               *
Oppenheimer Convertible Securities Fund                      5,000,000      204,918      --               *
Parker-Hannifen Corporation                                     24,000          983      --               *
Peoples Benefit Life Insurance Company                       5,000,000      204,918      --               *
ProMutual                                                       50,000        2,049      --               *
Putnam Balanced Retirement Fund                                 28,000        1,147      --               *
Putnam Convertible Income-Growth Trust                          36,000        1,475      --               *
Putnam Convertible Opportunities and Income Trust               36,000        1,475      --               *
Robert P. Luciano                                               20,000          819      --               *
Scientifc-Atlanta, Inc.                                        150,000        6,147      --               *
SG Cowen Securities Corp.                                    2,500,000      102,459      --               *
Shirley Acheson Shirock Trust                                   50,000        2,049      --               *
South Dakota Retirement System                               3,000,000      122,950        55,000         *
Southport Management Partners L.P.                             300,000       12,295      --               *
Southport Partners International Ltd.                          600,000       24,590      --               *
The Retail Clerks Pension Trust                              2,000,000       81,967      --               *
Tribeca Investments LLC                                      6,500,000      266,393      --               *
Triton Capital Investments, LTD                              2,000,000       81,967      --               *
U.S. Olympic Foundation                                        800,000       32,786      --               *
University of Nebraska Foundation                              400,000       16,393      --               *
University of Nebraska Foundation #2                            40,000        1,639      --               *
University of Rochester                                                                  --               *
                                                                13,000          532
                                                        ------------------------------------------------------------

       TOTAL(2)                                          $182,919,000     7,496,650        55,000             4.56%
                                                         =============    =========        ======             =====

                                                                    Number of
                                                   Principal     Shares of Class     Number of
                                                   Amount at      A Common Stock     Shares of      Percentage of
                                                  Maturity of     Issuable Upon    Class A Common    Class A Common
                                                  2.25% Notes     Conversion of      Stock         Stock Outstanding
                                                 Beneficially       the 2.25%      Beneficially     as of July 19,
            Selling Securityholders                  Owned           Notes            Owned**          2000***
            -----------------------                  -----           -----            -------          -------

Others                                              $22,850,000       952,083           --               *


                                                      Principal       Number of
                                                   Amount of 5.0%  Shares Issuable     Number of      Percentage of
                                                        Notes      Upon Conversion      Shares        Class A Common
                                                    Beneficially     of the 5.0%     Beneficially         Stock
            Selling Securityholders                     Owned           Notes           Owned**       Outstanding***
            -----------------------                     -----           -----           -------       --------------

1976 Distribution Trust FBO Aerin                        23,000              446       --                 *
Lauder/Zinterhoffer
1976 Distribution Trust FBO Jane A. Lauder               23,000              446       --                 *
Allstate Insurance Company                            3,000,000           58,252       --                 *
Arkansas PERS                                         1,900,000           36,893       --                 *
Aspen Growth & Income Fund                              600,000           11,650       --                 *
Associated Electric & Gas Insurance Services            900,000           17,475       --                 *
Limited
AXP Bond Fund, Inc.                                   1,730,000           33,592       --                 *
AXP Utilities Income Fund, Inc.                      10,367,000          201,300       --                 *
AXP Variable Portfolio - Bond Fund                      765,000           14,854       --                 *
AXP Variable Portfolio - Managed Fund                 1,031,000           20,019       --                 *
Bancroft Convertible Fund, Inc.                         750,000           14,563       --                 *
Bank Austria Cayman Island, Ltd.                      1,500,000           58,349       --                 *
Employee Benefit Convertible Securities
Fund, DTC #955 Bank of America Personal
Trust                                                   250,000            4,854       --                 *
Bankers Trust Company Trustee for Chrysler
Corp. EMP #1 Pension Plan DTD 4/1/89                  6,315,000          122,621       --                 *
Bear, Stearns & Co. Inc. (1)                          3,000,000           58,252       --                 *
BNP Arbitrage SNC                                       500,000            9,708       --                 *
Boilermakers Blacksmith Pension Trust                 1,350,000           26,213       --                 *
Boulder II Limited                                    1,000,000           19,417       --                 *
BP Amoco Corporation Master Trust for Employee        2,600,000           50,485       --                 *
Pension Plans
BP Amoco PLC, Master Trust                            3,567,000           69,262       --                 *
BVI Social Security Board                                44,000              854       --                 *
CALAMOS(R) Market Neutral Fund-CALAMOS(R)               940,000           18,252       --                 *
Investment Trust
Chrysler Corporation Master Retirement Trust         10,425,000          202,427       --                 *


                                                        -27-

CIBC World Markets                                      685,000           13,300       --                 *
City University of New York                             114,000            2,213       --                 *
Consulting Group Capital Markets Funds                  320,000            6,213       --                 *
Continental Assurance Company Separate                  960,000           18,640       --                 *
Account (E)
Convexity Partners L.P.                                 250,000            4,854       --                 *
Credit Suisse First Boston Corporation                  830,000           16,116       --                 *
Delaware PERS                                         2,410,000           46,796       --                 *
Delphi Foundation, Inc.                                  28,000              543       --                 *
Delta Air Lines Master Trust c/o Oaktree              3,975,000           77,184       --                 *
Capital Management, LLC
Deutsche Bank Securities Inc. (1)                    16,548,000          321,320       --                 *
Ellsworth Convertible Growth and Income                 750,000           14,563       --                 *
Fund, Inc.
Family Service Life Insurance Co.                       200,000            3,883       --                 *
Fidelity Financial Trust:                            12,000,000          233,009       --                 *
Fidelity Convertible Securities Fund
Forest Alternative Strategies Fund LP II                115,000            2,233       --                 *
Series A5I
Forest Fulcrum Fund LP                                  685,000           13,300       --                 *
Forest Global Convertible Fund A5                     3,890,000           75,533       --                 *
Franklin and Marshall College                           361,000            7,009       --                 *
GCG Total Return Series                               1,110,000           21,553       --                 *
General Motors Employees Global Group                 5,285,000          102,621       --                 *
Pension Fund
General Motors Foundation, Inc.                         287,000            5,572       --                 *
Georges et/ou Noya Andraos                              100,000            1,941       --                 *
GLG Global Convertible Fund                           4,000,000           77,669       --                 *
GLG Global Convertible Ucits Fund                     1,000,000           19,417       --                 *
Goldman Sachs and Company (1)                            10,000            9,708       --                 *
Grady Hospital                                          170,000            3,300       --                 *
Granville Capital Corporation                        17,000,000          330,097       --                 *
Guardian Life Insurance Co.                           7,500,000          145,631       94,500             *
Guardian Pension Trust                                  300,000            5,825       --                 *
Highbridge International LLC                          7,305,000          141,844       --                 *
Hotel Union & Hotel Industry of Hawaii                  899,000           17,456       --                 *
Hull Overseas, Ltd.                                     250,000            4,854       --                 *
ICI American Holdings Trust                           1,250,000           24,271       --                 *
IDS Life Series Fund, Inc. - Income Portfolio            64,000            1,242       --                 *
Independence Blue Cross                                  80,000            1,553       --                 *
ITG, Inc.                                               197,000            3,825       --                 *
J.M. Hull Associates, L.P.                              250,000            4,854       --                 *
Janus Growth & Income Fund                           40,450,000          785,436       --                 *
Jeffries & Company Inc.                                  20,000              388       --                 *
Julius Baer Securities Inc.                           1,068,000           20,737       --                 *
KBC Financial Products                                1,400,000           27,184       --                 *
KVS Growth & Income Portfolio                           200,000            3,883       --                 *
Liberty View Funds L.P.                                 750,000           14,563       --                 *
Lipper Convertibles Series II, L.P.                     500,000            9,708       --                 *
Lipper Convertibles, L.P.                             3,000,000           58,252       --                 *


                                                        -28-

Lipper Offshore Convertibles, L.P.                    1,000,000           19,417       --                 *
Lipper Offshore Convertibles, L.P. #2                   500,000            9,708       --                 *
LLT LTD                                                 255,000            4,951       --                 *
Local Initiatives Support Corporation                    70,000            1,359       --                 *
London Pacific Total Return                              20,000              388       --                 *
Maryland Retirement System                            2,397,000           46,543       --                 *
McMahan Securities Co. L.P.                              97,000            1,883       --                 *
Merrill Lynch Convertible Fund, Inc. (1)                500,000            9,708       --                 *
Merrill Lynch Insurance Group (1)                       389,000            7,553       --                 *
MFS Total Return Fund                                 3,710,000           72,038       --                 *
MFS Total Return Variable                               480,000            9,320       --                 *
MFS VII-MFS Total Return Series                         410,000            7,961       --                 *
MFS/Sun Life - Total Return Series                    2,870,000           55,728       --                 *
Morgan Stanley & Co. (1)                              1,500,000           29,126       --                 *
Morgan Stanley Dean Witter Convertible                  300,000            5,825       --                 *
Securities Trust (1)
Motion Picture Industry Health Plan - Active          1,210,000           23,495       --                 *
Member Fund
Motion Picture Industry Health Plan - Retiree           605,000           11,747       --                 *
Member Fund
Motors Insurance Corporation                          1,400,000           27,184       --                 *
Museum of Fine Arts, Boston                              50,000              970       --                 *
Nations Capital Income Fund, DTC #901 Bank of         4,050,000           78,640       --                 *
New York
New Hampshire Retirement System                         320,000            6,213       --                 *
New Orleans Firefighters Pension                        176,000            3,417       --                 *
New York Life Insurance and Annuity                   2,200,000           42,718       --                 *
Corporation (NYLIAU)
New York Life Insurance Company (NYLIC)              20,300,000          394,174       --                 *
Nomura Securities International Inc.                  6,150,000          119,417       --                 *
Northern Income Equity Fund                           1,000,000           19,417       --                 *
Occidental Petroleum                                    299,000            5,805       --                 *
OCM Convertible Trust                                 4,165,000           80,873       --                 *
Onex Industrial Partners Limited                      1,000,000           19,417       --                 *
Oppenheimer Convertible Securities Fund               8,000,000          155,339       --                 *
Pacific Life Insurance Company                        1,500,000           29,126       --                 *
Parker-Hannifin Corporation                              60,000            1,165       --                 *
Partner Reinsurance Company Ltd.                      2,215,000           43,009       --                 *
Pell Rudman Trust Company                             2,180,000           42,330     154,460              *
Penn Treaty Network America Insurance
Company                                                 515,000           10,000       --                 *
PIMCO Total Return Fund                               2,000,000           38,834       --                 *
PRIM Board                                            2,800,000           54,368       --                 *
ProMutual                                               200,000            3,883       --                 *
Putnam Asset Allocation Funds-Balanced                1,100,000           21,359       --                 *
Portfolio
Putnam Asset Allocation Funds-Convertible               700,000           13,592       --                 *
Portfolio
Putnam Convertible Income-Growth Trust                7,000,000          135,922       --                 *
Putnam Convertible Opportunities and Income             140,000            2,718       --                 *
Trust

                                                        -29-

Rhone-Poulenc Rorer Pension Plan                         70,000            1,359       --                 *
San Diego County Convertible                          2,133,000           41,417       --                 *
Shell Pension Trust                                     235,000            4,563       --                 *
State Employees' Retirement Fund of the State         5,300,000          102,912       --                 *
of Delaware
State of Connecticut Combined Investment Funds       11,695,000          227,087       --                 *
State of Oregon Equity                               10,000,000          194,174       --                 *
State Street Bank Custodian for GE Pension
Trust                                                 3,119,000           60,563       --                 *
Strong Total Return Fund, Inc.                        2,000,000           38,834       --                 *
Sun America Balanced                                    360,000            6,990       --                 *
Sylvan IMA Ltd. c/o Forest Investment                   685,000           13,300       --                 *
Management LLC
Teachers Insurance and Annuity Association           11,000,000
TCW Group, Inc.                                      33,455,000          649,611       --                 *
The Adams Express Company                             9,500,000          184,466       --                 *
The Class IC Company, Ltd.                            1,500,000           29,126       --                 *
The Estate of James Campbell                          1,164,000           22,601       --                 *
The Grable Foundation                                   160,000            3,106       --                 *
Total Return Portfolio                                1,053,000           20,446       --                 *
Tracor Inc. Employees Retirement Plan                   322,000            6,252       --                 *
UBS Warburg LLC                                          60,000            1,165       --                 *
University of Rochester                                  50,000              970       --                 *
Vanguard Convertible Securities Fund, Inc.           10,910,000          211,844       --                 *
Viacom Inc. Pension Plan Master Trust                   129,000            2,504       --                 *
White River Securities LLC (1)                        3,000,000           58,252       --                 *
Writers Guild - Industry Health Fund                    276,000            5,359       --                 *
ZCM/HFR Index Management, L.L.C.                        110,000            2,135       --                 *
Zeneca Holdings Trust                                   990,000           19,223       --                 *
Zurich HFR Master Hedge Fund Index Ltd.                  40,000              776       --                 *
                                                  ------------------------------------------------------------------

     TOTAL                                        $344,140,000        6,682,273      248,960             4.11%
                                                  =============       ==========     ========            =====

*    Less than 1% calculated as of July 19, 2000.
**   In addition to the shares issuable upon conversion of the notes.
***  Includes shares issuable upon conversion of the notes and additional  shares  beneficially  owned as of July 19,
     2000.
(1)  Entity  shown in the table,  or an  affiliate of the entity,  was one of the initial  purchasers  of these notes and/or other notes of the Company that were sold in a private placement.  The initial  purchasers  acquired such notes at a  discount.  In  addition,  some of these  entities or their  affiliates  have  participated  in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.
(2)  According to the Depository Trust Company, the total principal amount outstanding of the 6.25% convertible notes due 2009 which have not been previously  registered and sold, as of July 10, 2000, was  $67,860,000.  The table, however,  reflects the most current information  provided by the  securityholders,  which may include some notes that have already been registered.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We have based the following summary of certain federal income tax consequences upon the Internal Revenue Code of 1986, as amended (we refer to it as the Code), Treasury regulations, and rulings and decisions now in effect, all of which are subject to change or differing interpretations. We have not sought a ruling from the Internal Revenue Service with respect to any matter described in this summary. We can provide no assurance that the IRS or a court will agree with the statements made in this summary. This summary applies to you only if you hold the notes and Class A common stock as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

         o a bank, life insurance company, regulated investment company, or other financial institution,

         o        a broker or dealer in securities or foreign currency,

         o        a person that has a  functional  currency  other than the U.S.
                  dollar,

         o a person who acquires the notes or Class A common stock in connection with your employment or other performance of services,

         o        a person subject to alternative minimum tax,

         o a person who owns the notes or Class A common stock as part of a straddle, hedging transaction, conversion transaction, or constructive sale transaction,

         o        a tax-exempt entity, or

         o        an expatriate.

In  addition,   the  following   summary  does  not  address  all  possible  tax
consequences. In particular, it does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax consequences. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the notes and Class A common stock.

         As explained below, the federal income tax consequences of acquiring, owning and disposing of the notes and Class A common stock depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the notes or Class A common stock and for federal income tax purposes are:

         o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

         o a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury regulations,

         o an estate the income of which is subject to federal income taxation regardless of its source, or

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations, and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of the notes or Class A common stock and are not a U.S. holder.

In General

         We have treated the notes as indebtedness for federal income tax purposes. This summary discussion assumes that the IRS will respect this classification.

         Payments you might receive on the notes that are for excess cash dividends paid on Class A common stock should be treated as potential contingent interest payments and not as distributions on stock potentially taxable as ordinary dividend income. Further, this summary discussion reflects our expectation that only a remote possibility exists that you will receive (a) payments for excess cash dividends on Class A common stock or (b) additional interest because of a registration default.

Tax Consequences for U.S. Holders

         Interest and Excess Cash Dividend Payments on the Notes

         All of the notes bear interest at a stated fixed rate. You must generally include this stated interest in your gross income as ordinary interest income:

         o when you receive it, if you use the cash method of accounting for federal income tax purposes, or

         o when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued stated interest may be treated as offsetting a portion of the interest income from the next scheduled stated interest payment on the note.

         If you receive a payment equivalent to an excess cash dividend paid on our Class A common stock or a payment of additional interest for a registration default, and if the chances of another payment like that occurring in the future remain remote, then you should report the payment as ordinary interest income in the manner discussed above. In that event, the tax consequences of the notes should otherwise remain unchanged. In contrast, if the chances of receiving one or more of these types of payments cease to remain remote in the future, then the notes would be treated as having been retired and reissued with original issue discount, and the tax consequences of holding the notes would then be governed by special original issue discount rules for contingent payment debt instruments. We urge you to consult your tax advisor on the consequences to you if these events, which we believe are remote, should occur.

         Original Issue Discount on the 2.25% Notes

         In addition to the stated interest that you must include in income, the 2.25% notes are treated as having original issue discount (we refer to it as OID), which is generally taxable to you as interest income. The amount of OID on a 2.25% note is the excess of its stated redemption price at maturity over its issue price. A 2.25% note's stated redemption price at maturity is the sum of all payments expected to be received under the terms of the 2.25% note from the time of issue until maturity, except for the stated interest which is unconditionally payable semiannually. Its issue price was 70.52% of the principal amount at maturity.

         You are required under section 1272 of the Code to include in gross income, irrespective of your method of accounting, a portion of the OID for each year during which you hold a 2.25% note, even though the cash to which the income is attributable may not be received until maturity or redemption of the 2.25% note. The timing of the accrual of OID is based on the 2.25% note's yield to maturity, which is its economic, not its stated, interest rate. The economic interest rate is equal to the present value discount rate at which all expected payments on the 2.25% note would have an aggregate present value equal to its issue price. The yield to maturity of the 2.25% notes is 6.25%, calculated on a semi-annual basis from October 4, 1999. The amount of any OID included in income for a taxable year is calculated by accruing and compounding interest at the economic interest rate at semiannual intervals corresponding to the payments of stated interest on the 2.25% notes. This is known as the "constant yield method" of accruing interest. The excess of the determined constant yield over the stated interest is the amount of OID included in income for that semiannual period. The semiannual amounts of OID are then allocated evenly to each day in the semiannual period, and the sum of the OID allocable to the days in your tax year constitutes the OID includable in your gross income for the year. You should consult your tax advisor about the possibility of using different accrual periods and other assumptions for purposes of computing OID accruals into your income.

         The amount of OID you include in income without actual receipt of cash increases your basis in your 2.25% notes for federal income tax purposes. Conversely, your basis is reduced by the actual receipt of OID payments and principal payments. Similarly, the issue price of the 2.25% notes is adjusted upward by OID accrued but not received and is decreased by the receipt of payments of OID and principal. This "adjusted issue price" of a 2.25% note is especially relevant if you purchase a 2.25% note after its original issue.

         Acquisition Premium on the 2.25% Notes

         If you acquire a 2.25% note and your adjusted tax basis in the 2.25% note upon acquisition is in excess of its then adjusted issue price but below its stated redemption price at maturity, then you will have an acquisition premium equal to this excess. If this happens, then each of your subsequent accruals of OID into gross income would be reduced by a percentage equal to the amount of acquisition premium divided by the remaining amount of OID to be accrued at the time you acquired the 2.25% note. If instead you acquire a 2.25% note and your adjusted tax basis in the 2.25% note upon acquisition is in excess of its stated redemption price at maturity, then you need not include any OID accruals into income and the elective amortization of bond premium described below would apply.

         Amortizable Bond Premium on the Notes

         If you acquire a 6.25% note or a 5.00% note and your adjusted tax basis in the 6.25% or 5.00% note upon acquisition, reduced by the value of the conversion feature upon acquisition, is greater than its principal amount, or if you acquire a 2.25% note and your adjusted tax basis in the 2.25% note upon acquisition, reduced by the value of the conversion feature upon acquisition, is greater than its stated redemption price at maturity, then you will be treated as having acquired that note with bond premium equal to the excess. You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If you do not make the election, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on the note's disposition. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We urge you to consult with your tax advisor regarding this election.

         Market Discount on the Notes

         If you acquire a 6.25% note or a 5.00% note and your adjusted tax basis in the 6.25% or 5.00% note upon acquisition is less than its principal amount, or if you acquire a 2.25% note and your adjusted tax basis in the 2.25% note upon acquisition is less than its then adjusted issue price, then you will be treated as having acquired that note at a market discount equal to the difference. The foregoing does not apply if the amount of the market discount is less than the de minimis amount specified under the Code. Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, as ordinary income. The amount of ordinary income equals the market discount that has not previously been included in your income and that is treated as having accrued on the note through the date of disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

         Any market discount will be considered to accrue evenly during the period from the day after your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. You may also elect to include market discount in income currently as it accrues, on either an even or constant yield method. In that event, your basis in the note will increase by the amounts you so include in your income. If you make this election, the rules described above regarding ordinary income on dispositions and deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies. You may not revoke a market discount election without the consent of the IRS. We urge you to consult with your tax advisor regarding these market discount elections.

         Redemption or Sale of the Notes

         Generally, a redemption or sale of your notes will result in your recognizing taxable gain or loss equal to the difference between the amount of cash or property you receive and your adjusted tax basis in the notes. This rule does not apply to cash or property received that is attributable to accrued interest, because those amounts would be taxed as interest income in the manner described above. Your adjusted tax basis in a 6.25% note or a 5.00% note generally will be equal to your acquisition cost for the notes, after reduction for amounts allocated to prior accrued stated interest, increased by any market discount included in your income, and reduced by any bond premium you amortized and principal payments you received. Your adjusted tax basis in a 2.25% note generally will be equal to your acquisition cost for the notes, after reduction for amounts allocated to prior accrued stated interest, increased by any OID or market discount included in your income, and reduced by any bond premium you amortized and OID or principal payments you received. Subject to the market discount rules described above, your gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the note exceeds one year.

         Repurchase of the Notes at Your Option or by Privately Negotiated Exchanges

         If you exercise your repurchase right, then we will exchange your notes for cash, Class A common stock or a combination of both. In addition, from time to time in conjunction with a privately negotiated transaction with you, we may offer you shares of our Class A common stock as an inducement to convert your notes. To the extent the cash or Class A common stock received constitutes payment of accrued interest, those amounts should be taxed as interest income in the manner described above. The balance of the cash and Class A common stock should be treated as proceeds of the conversion or exchange and taxed in the following manner. In an exchange of notes solely for cash, the repurchase will be treated as a redemption for cash, the consequences of which we discussed above. In a conversion or an exchange of notes involving Class A common stock, the transaction should constitute a recapitalization in which you would not recognize any taxable gain except to the extent of the cash you receive, and in which you would not recognize any loss for federal income tax purposes. Accordingly, your tax basis in the Class A common stock you receive would equal your adjusted tax basis in the notes you surrendered, plus any taxable gain you recognized and minus the amount of cash that you received in the recapitalization. Any gain would be ordinary income to the extent of any accrued market discount on your notes that you had not previously included in your income, and otherwise would be capital gain. Any accrued market discount not previously included in income as of the date of the recapitalization would carry over to the Class A common stock received and would give rise to ordinary income upon the subsequent disposition of that stock. Your holding period in the Class A common stock would include your holding period in the notes you surrendered in the recapitalization, except that the shares of Class A common stock attributable to accrued interest would have a holding period commencing upon the recapitalization.

         Conversion of the Notes into Class A Common Stock; Treatment of Class A Common Stock

         You will generally not recognize any gain or loss on conversion of your notes solely into shares of Class A common stock, except that shares of Class A common stock attributable to accrued interest may be taxable as interest in the manner described above. You will have some taxable gain or loss if you receive cash in lieu of a fractional share of Class A common stock. The cash will be treated as your receipt of a fractional share, followed by our redemption of it for cash. The redemption will be treated as a sale of your Class A common stock which would result in your recognition of gain or loss equal to the difference between the cash received and your adjusted tax basis in the fractional share of Class A common stock redeemed. Any gain would be ordinary income to the extent of any accrued market discount on your notes that you have not previously included in your income, and otherwise would be capital gain.

         Your income tax basis for the shares of Class A common stock received upon conversion will be equal to the adjusted tax basis of the notes you exchange, except for any adjustment necessary because of your deemed receipt of any interest upon conversion or your receipt of cash in lieu of a fractional share of Class A common stock. Any accrued market discount not previously included in income as of the date of the conversion of the notes will carry over to the Class A common stock received on conversion and will give rise to ordinary income upon the subsequent disposition of that stock. Your holding period in the Class A common stock will include your holding period in the notes you surrendered in the conversion, except that shares of Class A common stock attributable to accrued interest may have a holding period commencing upon conversion.

         Distributions on Class A common stock are treated as follows:

         o first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits,

         o next as a nontaxable return of capital that reduces your basis in the stock dollar-for-dollar until the basis has been reduced to zero, and

         o        finally as gain from the sale or exchange of the stock.

We do not anticipate making distributions on the Class A common stock at this time.

         Subject to the market discount rules discussed above, your sale or other taxable disposition of Class A common stock will generally result in capital gain or loss equal to the difference between the amount of cash or property you receive and your adjusted tax basis in the stock.

         Potential Distributions Resulting from Adjustment of Conversion Price

         Your rights to convert your notes into Class A common stock allow for the conversion price to be adjusted under a number of circumstances, generally to ensure that you receive an economically equivalent number of shares from a conversion following stock splits and stock dividends of our Class A common stock. Section 305 of the Code may treat some of these adjustments as constructive taxable distributions of stock. This would generally occur if the conversion price is adjusted for a taxable distribution to the holders of Class A common stock. Constructive distributions so treated would be taxable as follows:

         o first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits,

         o next as a nontaxable return of capital to the extent of your basis in the notes immediately prior to the constructive distribution, and

         o        finally as gain from the sale or exchange of the notes.

Your adjusted tax basis in the notes would be increased by constructive distributions to you taxable as dividends or gain. Your basis would be unaffected by constructive distributions that were nontaxable returns of capital. Conversely, a failure to appropriately adjust the conversion price of the notes could result in a constructive distribution to holders of Class A common stock that would be taxable to them in a similar manner.

Special Tax Consequences for Non-U.S. Holders

         The federal income tax attributes of the notes and Class A common stock for non-U.S. holders are generally comparable to those described above for U.S. holders. However, special federal income tax rules apply to non-U.S. holders as described below.

         In General

         If you are a non-U.S. holder, you will generally not be subject to federal income taxes on payments of principal, premium, if any, or interest or OID on a note or upon the sale, exchange, redemption, retirement or other disposition of a note or Class A common stock, if:

         o you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting stock,

         o your income and gain in respect of the note or Class A common stock is not effectively connected with the conduct of a United States trade or business,

         o you are not a controlled foreign corporation that is related to or under common control with us,

         o we or the applicable withholding agent have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, OID, principal or premium on a note occurs, or in a preceding calendar year to the extent provided for in the instructions to the applicable IRS Form W-8,

         o in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note or Class A common stock recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized, and

         o section 897 of the Code, discussed below, does not apply to you.

         The IRS Form W-8 or substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address. You must inform the withholding agent of any change in the information on the statement within 30 days of the change. If you hold a note or Class A common stock through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the withholding agent. However, in that case, they must generally accompany the signed statement with a copy of the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution.

         Except in the case of income or gain that is effectively connected with the conduct of a United States trade or business, discussed immediately below, interest, OID, dividends or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax and withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty. For example, neither constructive distributions on notes taxable as dividends, nor excess cash dividend payments on notes, nor dividends on Class A common stock would qualify for exemption from taxation, although an applicable tax treaty may reduce the federal income tax and withholding rate on these items to below 30%. You may generally use IRS Form 1001 to claim tax treaty benefits for calendar year 2000, and under new Treasury regulations discussed below an applicable IRS Form W-8 or substantially similar form for subsequent calendar years.

         Effectively Connected Income and Gain

         If you are a non-U.S. holder whose income and gain in respect of a note or Class A common stock is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on this income and gain in generally the same manner as a U.S. holder, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest, dividends, and OID, you may generally supply to the withholding agent an IRS Form 4224 for calendar year 2000, and under new Treasury regulations discussed below an applicable IRS Form W-8 or substantially similar form for subsequent calendar years.

         We believe that we are currently and will continue to be a United States real property holding corporation. Because of this, section 897 of the Code and the applicable Treasury regulations potentially cause any gain or loss you realize upon a disposition of your notes or Class A common stock to be treated as effectively connected with the conduct of a trade or business in the United States, and thus taxable as effectively connected gain in the manner described above. Section 897 can also cause realized gains that would otherwise remain unrecognized, for example gains in a recapitalization where you have required us or privately negotiated with us to repurchase your note in exchange for Class A common stock, to be recognized in full absent compliance with procedural requirements under section 897. We believe that, provided our Class A common stock continues to be regularly traded on the New York Stock Exchange, you will not recognize taxable gain under section 897 on a disposition of a 6.25%, 5.00% or 2.25% note or Class A common stock, so long as you meet the following three standards:

         o you have not directly or indirectly owned, at any time during the five-year period preceding the disposition, more than 5% of the total outstanding 6.25% notes, more than 5% of the total outstanding 5.00% notes or more than 5% of the total outstanding 2.25% notes;

         o you have not directly or indirectly owned more than 5% of the outstanding Class A common stock at any time during the five-year period preceding the disposition; and

         o upon the date of your acquisition of any of the notes or any other interests in our company not regularly traded on an established securities market, the aggregate fair market value of all of your direct and indirect interests in our company not regularly traded on an established securities market does not exceed 5% of the aggregate value of our outstanding Class A common stock.

We urge you to consult with your tax advisor to determine whether you meet these three standards, or whether you otherwise qualify for exemption from section 897 of the Code.

Our Deductions for Interest and OID on the Notes

         Under section 279 of the Code, deductions otherwise allowable to a corporation for interest and OID expense may be reduced or eliminated in the case of corporate acquisition indebtedness. This is defined generally to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if the acquiring corporation does not meet statutorily specified debt/equity ratio and earnings coverage tests. Our deductions for interest and OID expense on any notes could be reduced or eliminated if the notes meet the definition of corporate acquisition indebtedness in the year of issue. Also, the notes could become corporate acquisition indebtedness in a subsequent year if we initially meet the debt/equity ratio and earnings coverage tests, but later fail them in a year during which we issue additional indebtedness for corporate acquisitions. Because the notes are not expressly subordinated to any of our unsecured debt, and because the notes have the same creditor priority as more than an insubstantial amount of our trade debt, we believe the notes are not subordinated within the meaning of section 279 of the Code and therefore do not constitute corporate acquisition indebtedness.

         Under section 163(l) of the Code, our deduction for interest and OID expense on the notes would be disallowed if they are found to be disqualified debt instruments. Disqualified debt instruments are debt instruments:

         o where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity, or

         o which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

For these purposes, principal or interest on a debt instrument is treated as required to be paid in or converted into issuer equity if the payment or conversion may be required at the option of the holder and that option is substantially certain to be exercised. We do not believe that principal or interest on the notes is required to be paid in or converted into our equity under section 163(l), because principal or interest on our notes may only be exchanged for equity in our company at the holder's option, and we do not believe that this option is substantially certain to be exercised. Furthermore, the legislative history of section 163(l) indicates that the provision is not intended to apply to debt instruments with a conversion feature where the conversion price is significantly higher than the market price of the stock on the issue date of the debt. We believe that the conversion prices of the notes were significantly higher than the market price of our Class A common stock on the dates the notes were issued. Accordingly, we believe that the notes are not disqualified debt instruments under section 163(l) of the Code. However, our conclusions in this regard are factual judgments. We can give no legal opinion on these matters and we cannot assure you that the IRS or a court would agree with our conclusions.

Information Reporting, Income Tax Withholding and Backup Withholding

         Information reporting, income tax withholding and backup withholding may apply to interest, OID, dividend and other payments to you under the circumstances discussed below. Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

         If You are a U.S. Holder. You may be subject to backup withholding at a 31% rate when you receive interest, OID and dividends with respect to the notes or Class A common stock, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes or Class A common stock. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

         o        your correct taxpayer identification number, and

         o        a   certification   that  (a)  you  are  exempt   from  backup
                  withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

         Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, interest, OID, dividend and other payments on the notes or Class A common stock paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

         Special Rule for U.S. Holders Beneficially Owned by Non-U.S. Holders. As stated above, we believe that we are currently and will continue to be a United States real property holding corporation under section 897 of the Code.
Section 1445 of the Code governs income tax withholding for gains taxable to non-U.S. holders under section 897. It provides that upon a disposition of the notes or Class A common stock, income tax withholding may be required of disposing U.S. holders that are partnerships, trusts, estates or other entities because of their beneficial ownership by non-U.S. holders. We believe that, so long as our Class A common stock continues to be regularly traded on the New York Stock Exchange, you will not have to withhold upon a disposition of the notes or Class A common stock under section 1445 of the Code if you meet the 5% thresholds discussed above that are applicable to non-U.S. holders on the disposition of the notes and Class A common stock. We urge you to consult with your tax advisor to determine whether you meet these standards, or whether you otherwise qualify for exemption from sections 897 and 1445 of the Code.

         Special Rule for Substantial Acquisitions from Non-U.S. Holders. As stated above, we believe we are currently and will continue to be a United States real property holding corporation under section 897 of the Code. Because of this, section 1445 of the Code may require a person acquiring notes from a non-U.S. holder to withhold 10% of the purchase price. However, provided our Class A common stock continues to be regularly traded on the New York Stock Exchange, this 10% withholding is generally not required for an acquisition of notes where the purchase price constitutes 5% or less of the then aggregate value of the outstanding Class A common stock. We urge you to consult with your tax advisor to determine whether you meet this standard, or whether you otherwise qualify for exemption from section 1445 of the Code.

         If You are a Non-U.S. Holder. The amount of interest, OID and dividends paid to you on a note or Class A common stock during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest, OID and dividends paid to you may be subject to backup withholding at a 31% rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or substantially similar form. Similarly, information reporting and 31% backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of the notes or Class A common stock, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and 31% backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of the notes or Class A common stock if you receive those proceeds through a broker's foreign office.

         If you are a non-U.S. holder whose income and gain on the notes or Class A common stock are effectively connected with the conduct of a United States trade or business, a slightly different rule may apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of those securities. Until you comply with the new Treasury regulations discussed below, information reporting and 31% backup withholding may apply to you in the same manner as to a U.S. holder, and thus you may have to execute an IRS Form W-9 or substantially similar form to prevent the backup withholding.

         New Treasury Regulations. New Treasury regulations alter the withholding rules on interest, OID, dividends and sale or exchange proceeds paid to you, effective generally for payments after December 31, 2000 and subject to complex transition rules. For example, documentation and procedures satisfying the new Treasury regulations are deemed in some instances to satisfy current law requirements. In these instances you or the withholding agent may wish to satisfy the requirements of the new Treasury regulations rather than the requirements of the Treasury regulations soon to expire. The new Treasury regulations are complex, and we urge you to consult with your tax advisor to determine how the new Treasury regulations affect your particular circumstances.

         The new Treasury regulations replace old IRS Forms W-8, 1001 and 4224 with a new series of IRS Forms W-8, which you will generally have to properly execute earlier than you would have otherwise had to for purposes of providing replacements for the old IRS forms. For example, you must properly execute the appropriate new version of IRS Form W-8 or substantially similar form no later than December 31, 2000 if you remain a non-U.S. holder of the notes or Class A common stock on that date. Under the new Treasury regulations, it may also be possible for you to receive payments on those securities through a qualified intermediary that complies with requisite procedures and provides applicable certification of your non-U.S. holder status on your behalf. The new Treasury regulations also clarify withholding agents' standards of reliance on executed IRS Forms W-8 or substantially similar forms.

         If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the new Treasury regulations' certification requirements. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, amounts paid to a non-U.S. holder that is an entity should be treated as paid to the entity or to those holding the ownership interests in that entity, and whether the entity or the holders in the entity are entitled to benefits under the tax treaty.

                              PLAN OF DISTRIBUTION

         The notes and Class A common stock may be sold from time to time to purchasers directly by the selling securityholders or through broker-dealers that may act as agents or principals, and for which they may receive compensation that may be in excess of customary commissions. The selling securityholders may offer the notes and Class A common stock with discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and Class A common stock for whom such broker-dealers may act as agents or to whom they sell as principals or both.

         The notes and Class A common stock may be sold from time to time in one or more transactions at fixed prices or at varying prices determined at the time of sale that are based on prevailing market prices or at negotiated prices. The notes and Class A common stock may be sold by one or more of the following methods of sale:

         o a block trade in which the broker or dealer so engaged will attempt to sell the notes or Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         o purchases by a broker or dealer as principal and resale by it for its account pursuant to this prospectus,

         o sales of Class A common stock by a broker or dealer who acquired them in a negotiated transaction with us pursuant to an exchange or conversion of notes acquired by it as a market maker or in other trading activity.

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         o an exchange distribution in accordance with the rules of that exchange,

         o        face-to-face   transactions  between  sellers  and  purchasers
                  without a broker-dealer,

         o through the writing, buying and selling of put or call options relating to the Class A common stock,

         o through covering short sales of the Class A common stock, and/or

         o        through a combination of such methods of sale.

         At any time a particular offer of the notes or Class A common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. It will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the notes and Class A common stock.

         We know of no plans, arrangements or understandings between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholders. We cannot assure you that any selling security holder will sell any or all of the securities offered by it under this prospectus or that any selling security holder will not transfer, devise or gift those securities by other means not described in this prospectus. Notes and Class A common stock covered by this prospectus may also be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

         We may issue Class A common stock to holders of notes in negotiated private placements that are not eligible for the exemption from registration provided by Section 3(a)(9) of the Securities Act because, for example, the note holder owns notes that have not previously been registered or the note holder is a broker-dealer that would under the circumstances be considered an "underwriter." Certain former note holders may not be able to resell such shares of Class A common stock without their registration under the Securities Act because, for example, the note holder is our affiliate or otherwise must deliver a prospectus as described below.

         If you receive shares of Class A common stock pursuant to a negotiated private placement transaction with us, those shares will, generally, be freely transferable without further registration under the Securities Act by you and without compliance with the registration and prospectus delivery provisions of the Securities Act. Your ability to so transfer your shares of Class A common stock assumes you acquired those shares in the ordinary course of your business and you have no arrangement with any person to participate in the distribution of those shares. Moreover, the foregoing does not apply to you if you are a broker or dealer who acquired notes as a market maker or in other trading activity, or if you are our affiliate as that term is defined under the Securities Act.

         Each broker-dealer that acquires notes for its own account as a result of market-making or other trading activities, who receives shares of Class A common stock pursuant to a negotiated private placement transaction with us, must acknowledge that it will deliver a prospectus in connection with any resale of any of those shares. Any negotiated private exchange agreement will state that, by making that acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Delivery of this prospectus, as it may be amended or supplemented from time to time, will satisfy a broker-dealer's delivery obligation in connection with its resales of those shares of Class A common stock.

         The selling securityholders and any brokers, dealers or agents who participate in the distribution of the notes and Class A common stock may be deemed to be underwriters. Accordingly, any profits on the sale of the notes and Class A common stock by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders and any brokers, dealers or agents may be deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act and will be subject to the prospectus delivery requirements of the Securities Act.

         The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the notes and Class A common stock by the selling securityholders and any other participating person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and Class A common stock to engage in market-making activities with respect to the particular notes and Class A common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the notes and Class A common stock and the ability of any person to engage in market-making activities with respect to the notes and Class A common stock.

         Pursuant to the registration rights agreements, we and each of the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these matters.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and resale by the selling securityholders of the notes and Class A common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         Pursuant to two separate registration rights agreements, we have agreed to keep this prospectus current, with respect to the 6.25% notes and 2.25% notes, until October 4, 2001, and with respect to the 5.00% notes, until February 15, 2002. Copies of each of these agreements are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated herein by this reference.

                                  LEGAL MATTERS

         Sullivan & Worcester LLP, Boston, Massachusetts has passed upon the validity of the notes and the Class A common stock issuable upon conversion of the notes for us. Sullivan & Worcester LLP, Boston, Massachusetts, also passed upon certain matters relating to United States federal income tax considerations for us, as our special tax counsel. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 11,000 shares of Class A common stock and 41,490 shares of Class B common stock and has options to purchase 20,000 shares of Class A common stock at $10.00 per share and 25,000 shares of Class A common stock at $23.813 per share. Mr. Bikales and associates of that firm serve as secretary or assistant secretaries for us and for certain of our subsidiaries.

                                     EXPERTS

         The consolidated financial statements of American Tower Corporation incorporated in this prospectus by reference from American Tower Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         We are incorporating the following financial statements by reference in this prospectus from our Form 8-K dated March 30, 2000:

         o The consolidated financial statements of UNIsite, Inc. and subsidiaries as of December 31, 1999 and 1998 and for the three years ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         o The consolidated financial statements of ICG Satellite Services, Inc. and subsidiary as of November 30, 1999 and for the eleven months ended November 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                              ABOUT THIS PROSPECTUS

         This prospectus is a combined prospectus under two registration statements on Forms S-3 that we filed with the SEC, covering the resale of the notes and the shares issuable upon conversion of the notes, and a registration statement on Form S-3 covering the resale of 2,000,000 additional shares of Class A common stock that we may offer to certain note holders to induce them to convert their notes. This prospectus provides you with a description of the securities that the selling securityholders may offer. It may not identify all selling securityholders. We or the selling securityholders may provide prospectus supplements identifying additional selling securityholders. Prospectus supplements may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http:www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

         We incorporate by reference the documents listed below and any filings made after the date of the original filing of the registration statement of which this prospectus is a part made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed or terminated:

         o our Annual Report on Form 10-K for the fiscal year ended December 31, 1999,

         o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000,

         o our Current Reports on Form 8-K dated January 28, 2000, January 31, 2000, February 9, 2000, February 24, 2000, March 14, 2000, March 30, 2000, April 13, 2000, May 15, 2000, May
                  23, 2000, June 12, 2000, June 23, 2000, June 29,2000, July 28,
                  2000, August 1, 2000 and August 14, 2000, and

         o the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-14195), filed on June 4, 1998.

         We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 116 Huntington Avenue, Boston, Massachusetts 02116, (617) 375-7500,
Attention: Director of Investor Relations. To obtain timely delivery, you must request the information no later than five business days before you make your investment decision.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made and incorporated by reference forward-looking statements in this document. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements contained regarding matters that are not historical facts. For example, when we use the words believe, expect, anticipate or similar expressions, we are making forward-looking statements. Forward-looking statements include statements concerning:

         o        the outcome of our growth strategy,

         o        future results of operations,

         o        liquidity and capital expenditures,

         o        construction and acquisition activities,

         o debt levels and the ability to obtain financing and make payments on our debt,

         o regulatory developments and competitive conditions in the communications site and wireless carrier industries,

         o projected growth of the wireless communications and wireless carrier industries,

         o        dependence  on  demand  for   satellites   for  Internet  data
                  transmission, and

         o        general economic conditions

         Our forward-looking statements are subject to risks and uncertainties. You should note that many factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 6. We are not required to release publicly the results of any revisions to these forward-looking statements we may make to reflect future events or circumstances.

                                     [LOGO]

                           AMERICAN TOWER CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following expenses are the estimated expenses of the issuance and distribution of the securities (other than underwriting discounts and commissions) being registered, all of which will be paid by American Tower:

Securities and Exchange Commission fee                                  $21,368
New York Stock Exchange listing fee ($3,500 per 1.0 million shares)       7,000
Accountants' fees and expenses                                           40,000
Legal fees and expenses                                                 100,000
Miscellaneous                                                            50,000
                                                                       --------
    Total                                                              $218,368
                                                                       ========


The foregoing, except for the SEC, NYSE and NASD fees, are estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ATC may and, in certain cases, must be indemnified by ATC against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ATC and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ATC, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

Article XII of ATC's By-Laws provides that ATC shall indemnify each person who is or was an officer or director of ATC to the fullest extent permitted by
Section 145 of the DGCL.

Article Sixth of ATC's Restated Certificate states than no director of ATC shall be personally liable to ATC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to ATC or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.


Item 16. Exhibits.

Listed below are the exhibits which are filed as part of this Registration Statement on Form S-3 (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (+) is incorporated by reference to the filing of ATC's Registration Statement on Form S-3 (File No. 333-89345) on October 20, 1999. Each exhibit marked by a (++) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on February 24, 2000. Each exhibit marked by a

(+++) is  incorporated  by reference to the filing of ATC's
Registration Statement on Form S-4 (File No. 333-39030) on June 9, 2000. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing.

        Exhibit   Description of Document                                         Exhibit File No.
        --------  ------------------------                                        ----------------
        No.
        ---

        4.1       Indenture, by and between the Company and The Bank of New York as Trustee, for the 6.25% Notes, dated as of October 4, 1999,
                  including form of 6.25% Note                                    (+4.1)

        4.2       Indenture by and between the Company and The Bank of New York as Trustee, for the 2.25% Notes, dated as of October 4, 1999,
                  including the form of 2.25% Note.                               (+4.2)

        4.3       Form of 6.25% Note (included in Exhibit 4.1)                    Filed as part of Exhibit 4.1(+)

        4.4       Form of 2.25% Note (included in Exhibit 4.2)                    Filed as part of Exhibit 4.2(+)

        4.5       Registration Rights Agreement, by and between the Company and the Initial Purchasers named therein, dated as of October 4,
                  1999                                                            (+4.5)

        4.6       Indenture, by and between the Company and The Bank of New York as Trustee, for the 5.0% Notes, dated as of February 15, 2000,
                  including form of 5.0% Note                                     (++4.1)

        4.7       Form of 5.0% Note (included in Exhibit 4.6)                     Filed as part of Exhibit 4.1(++)

        4.8       Registration Rights Agreement, by and between the Company and the Initial Purchasers named therein, dated as of February 15,
                  2000                                                            (++4.5)

        5         Opinion of Sullivan & Worcester LLP                             (+++5)

        8         Tax Opinion of Sullivan & Worcester LLP                         (+++8)

        12        Statement Regarding Computation of Ratios of Earnings to Fixed
                  Charges                                                         Filed herewith as Exhibit 12

        23        Consent of Sullivan & Worcester LLP                             Contained in the opinion of Sullivan &
                                                                                  Worcester LLP filed as part of
                                                                                  Exhibits 5 and 8(+++)

        23.1      Independent Auditors' Consent--Deloitte & Touche LLP            Filed herewith as Exhibit 23.1

        23.2      Accountants' Consent - KPMG LLP                                 Filed herewith as Exhibit 23.2

        23.3      Accountants' Consent - KPMG LLP                                 Filed herewith as Exhibit 23.3

        24        Power of Attorney                                               Filed as page II-6 of the Registration
                                                                                  Statement(+++)


Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided,  however,  that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d) The undersigned registrant hereby undertakes:

               (1) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 31st day of August, 2000.

                                 AMERICAN TOWER CORPORATION


                                 By: /s/ Steven B Dodge
                                     Steven B. Dodge
                                     Chairman  of the Board,  President
                                     and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

  Signature                             Title                           Date

/s/ Steven B. Dodge*       Chairman, President, Chief           August 31, 2000
Steven B. Dodge            Executive Officer and Director

/s/ Joseph L. Winn*        Chief Financial Officer and          August 31, 2000
Joseph L. Winn             Treasurer

/s/ Justin D. Benincasa    Vice President and Corporate         August 31, 2000
Justin D. Benincasa*       Controller

*Individually and as Attorney-in Fact

/s/ Alan L. Box*           Executive Vice President and         August 31, 2000
Alan L. Box                Director

_______________________    Director                             August 31, 2000
Arnold L. Chavkin

/s/ Dean H. Eisner*        Director                             August 31, 2000
Dean H. Eisner

_____________________      Executive Vice President and         August 31, 2000
J.Michael Gearon, Jr.      Director

/s/ Fred R. Lummis*        Director                             August 31, 2000
Fred R. Lummis

/s/ Randall Mays*          Director                             August 31, 2000
Randall Mays

/s/ Thomas H. Stoner*      Director                             August 31, 2000
Thomas H. Stoner

_____________________      Director                             August 31, 2000
Maggie Wilderotter

                                  EXHIBIT INDEX

Listed below are the exhibits which are filed as part of this Registration Statement on Form S-3 (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (+) is incorporated by reference to the filing of ATC's Registration Statement on Form S-3 (File No. 333-89345) on October 20, 1999. Each exhibit marked by a (++) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on February 24, 2000. Each exhibit marked by a (+++) is incorporated by reference to the filing of ATC's Registration Statement on Form S-4 (File No. 333-39030) on June 9, 2000. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing.

        Exhibit   Description of Document                                         Exhibit File No.
        --------  ------------------------                                        ----------------
        No.
        ---

        4.1       Indenture, by and between the Company and The Bank of New York as Trustee, for the 6.25% Notes, dated as of October 4, 1999,
                  including form of 6.25% Note                                    (+4.1)

        4.2       Indenture by and between the Company and The Bank of New York as Trustee, for the 2.25% Notes, dated as of October 4, 1999,
                  including the form of 2.25% Note.                               (+4.2)

        4.3       Form of 6.25% Note (included in Exhibit 4.1)                    Filed as part of Exhibit 4.1(+)

        4.4       Form of 2.25% Note (included in Exhibit 4.2)                    Filed as part of Exhibit 4.2(+)
                           .
        4.5       Registration Rights Agreement, by and between the Company and the Initial Purchasers named therein, dated as of October 4,
                  1999                                                            (+4.5)

        4.6       Indenture, by and between the Company and The Bank of New York as Trustee, for the 5.0% Notes, dated as of February 15, 2000,
                  including form of 5.0% Note                                     (++4.1)

        4.7       Form of 5.0% Note (included in Exhibit 4.6)                     Filed as part of Exhibit 4.1(++)

        4.8       Registration Rights Agreement, by and between the Company and the Initial Purchasers named therein, dated as of February 15,
                  2000                                                            (++4.5)

        5         Opinion of Sullivan & Worcester LLP                             (+++5)

        8         Tax Opinion of Sullivan & Worcester LLP                         (+++8)

        12        Statement Regarding Computation of Ratios of Earnings to Fixed
                  Charges                                                         Filed herewith as Exhibit 12

        23        Consent of Sullivan & Worcester LLP                             Contained in the opinion of Sullivan &
                                                                                  Worcester LLP filed as part of
                                                                                  Exhibits 5 and 8(+++)

        23.1      Independent Auditors' Consent--Deloitte & Touche LLP            Filed herewith as Exhibit 23.1

        23.2      Accountants' Consent - KPMG LLP                                 Filed herewith as Exhibit 23.2

        23.3      Accountants' Consent - KPMG LLP                                 Filed herewith as Exhibit 23.3

        24        Power of Attorney                                               Filed as page II-6 of the Registration
                                                                                  Statement(+++)
